                                                File Pursuant to Rule 424(b)(3).
                                                Registration No. 333-30141.

                           ORTEC INTERNATIONAL, INC.

                        1,323,856 SHARES OF COMMON STOCK

     This Prospectus covers 1,323,856 shares of Common Stock, par value $.001 per share (the "Common Stock"), of ORTEC INTERNATIONAL, INC., a Delaware corporation (the "Company"), held by shareholders of the Company, including 364,750 shares issuable by the Company upon the exercise of certain options (the "Options") and warrants (the "Warrants") granted by the Company, (collectively, the "Options and Warrants"). See "Description of Securities." Other than the proceeds received by the Company from the exercise of the Options and/or Warrants, the Company will not receive any of the proceeds from the sale of the shares offered hereby. The holders of the 1,323,856 shares covered by this Prospectus intend to sell the shares offered hereby from time to time for their own respective accounts in the open market at the prices prevailing therein or in individually negotiated transactions at such prices as may be agreed upon. Each such holder will bear all expenses with respect to the offering of shares by it, him or her, except the costs associated with preparing and printing this Prospectus. The Common Stock of the Company is traded on the NASDAQ SmallCap Market System under the symbol "ORTC." On July 15, 1997, the last reported sale price of the Common Stock was $9.00.

                            ------------------------

             SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR INFORMATION
              THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR
         HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
              SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                  ADEQUACY OF THIS PROSPECTUS. ANY
                       REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

                  The Date of this Prospectus is July 15, 1997

                               PROSPECTUS SUMMARY

     All of the information in this summary is qualified in its entirety by the more detailed information and financial data appearing elsewhere in this Prospectus, including information under "Risk Factors." For definition of certain terms and abbreviations used in this Prospectus, see the "Glossary" at page 33

                                  THE COMPANY

     ORTEC INTERNATIONAL, INC. (the "Company") has developed a proprietary technology which consists of a biologically active dressing to stimulate the repair and regeneration of human skin. The Company's product is intended to be utilized for the treatment of severe burn patients as well as for other types of wound healing and for reconstructive and cosmetic surgery. The Company believes that the successful regeneration of human skin creates the potential for wide commercial application.

     The Company is a development stage company and to date has not sold any products. Its activities have been limited to human clinical tests of its product and research and development under an exclusive license relating to the Company's biological dressing. From March 12, 1991 (inception) to March 31, 1997, the Company has spent an aggregate of $3,627,109 for research and development, of which $964,864, $573,392 and $272,693 were spent during the fiscal years ended December 31, 1996 and 1995 and during the first three months of 1997, respectively.

     In order to create a clinically useful biological dressing, the Company has duplicated the two major layers that form the human skin, the epidermis and the dermis. Dr. Mark Eisenberg, of Sydney, Australia, an officer and director of the Company and its largest shareholder, has been involved in biochemical and clinical research at the University of New South Wales in Australia for over twenty years, focusing primarily in treating the symptoms of a unique disease called Epidermolysis Bullosa ("EB"). The wounds resulting from EB are very similar to those caused by burns and require similar treatment. In 1987, through his work on EB, Dr. Eisenberg first succeeded in growing epidermal layers of human skin, which were successfully applied as an allograft on an EB patient. Dr. Eisenberg has since developed a biologically active dressing known as "Composite Cultured Skin", consisting of both the dermal and epidermal layers.

     In March 1994, the Company commenced human clinical trials on burn patients under protocols approved by the Food and Drug Administration ("FDA"), which require testing of 120 patients. As of July 15, 1997, eight patients have been treated under this program. More trials will be necessary to test the safety and efficacy of the Company's product. From 1988 to 1996, the Company's product was used in skin replacement operations on 29 patients (of which 5 operations were skin replacement for burn patients) in Sydney, Australia. None of the Australian procedures were performed in accordance with the FDA approved protocols.

     In 1996, the FDA approved the protocols of Rockefeller University Hospital in New York City for the use of the Company's Composite Cultured Skin for the treatment of non-healing skin ulcers of patients with EB. Under this FDA approved clinical trial protocol, ten to fifteen patients are required to be treated under this program. Rockefeller University is, as of the date of this Prospectus, conducting the human clinical trials on EB patients under this program.

     The Company's executive offices are located at 3960 Broadway, New York, New York, and its telephone number is (212) 740-6999.

                                  THE OFFERING

Securities Offered................. 1,323,856 shares of Common Stock
Common Stock to be outstanding
  after the Offering (1)........... 4,644,510 shares
Use of Proceeds.................... Other than the proceeds from the exercise of the Options and Warrants, the Company will not receive any proceeds
                                    from the sale of the shares being registered for the
                                    selling shareholders hereby.
Risk Factors....................... An investment in the shares involves a high degree of risk. See "Risk Factors."
NASDAQ SmallCap System and Proposed
  National Market System Trading
  Symbol........................... "ORTC"

---------------

(1) Unless otherwise indicated, no effect is given in this Prospectus to (i) 303,573 shares reserved for issuance upon exercise of warrants expiring January 19, 2000 exercisable at $1.00 per share (See "Certain Relationships and Related Transactions"); (ii) 1,200,000 shares reserved for issuance upon exercise of 1,200,000 publicly traded Class A Warrants at $10.00 per share and expiring November 3, 1997; (iii) 1,200,000 shares reserved for issuance upon the exercise of 1,200,000 publicly traded Class B Warrants at $15 per share and expiring January 19, 1999; (iv) 360,000 shares reserved for issuance upon the exercise of the options granted to the underwriter in the Company's initial public offering, and the warrants included therein, exercisable at per share prices of $8.75 for 120,000 shares expiring December 15, 2000, $16.50 for another 120,000 shares expiring July 19, 1997 and $24.75 for the remaining 120,000 shares expiring on January 19, 1999;
     (v) 350,000 shares reserved for issuance upon the exercise of stock options included in the Company's 1996 Stock Option Plan, of which options to purchase 161,000 shares at prices ranging from $6.00 to $8.50 have already been granted; and (vi) 241,601 shares reserved for issuance upon the exercise of other outstanding warrants at prices ranging from $6 to $12 and expiring at various times from July 1997 to 2001.

                         SUMMARY FINANCIAL INFORMATION

     The following summary financial information for each of the three years ended December 31, 1996, which are derived from the Company's audited financial statements for such periods, and for the three months ended March 31, 1997 and 1996, which are derived from the Company's unaudited financial statements for such periods, include, in the opinion of management, all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the financial position of the Company as of such periods and such summary financial information is qualified in its entirety by reference to such audited and unaudited financial statements. The following summary financial information should be read in conjunction with the financial statements and related notes thereto beginning at page F-1 of this Prospectus.

                             SUMMARY FINANCIAL DATA

                                                                             THREE MONTHS ENDED MARCH
                                         YEAR ENDED DECEMBER 31,                       31,
                                -----------------------------------------    ------------------------
                                   1994           1995           1996           1996          1997
                                -----------    -----------    -----------    ----------    ----------
STATEMENT OF OPERATIONS DATA
Total Revenues................  $    28,874    $     2,685    $   171,057    $   34,471    $   83,861
Net Loss......................   (1,675,087)    (1,022,723)    (2,649,768)     (502,247)     (878,881)
Weighted Average Common Shares
  Outstanding.................    2,675,483      2,720,208      4,421,637     3,670,195     4,915,774
Net Loss per Common Share.....  $      (.63)   $      (.38)   $      (.60)   $     (.14)   $     (.18)
BALANCE SHEET DATA
Working Capital...............  $    82,431    $(1,303,948)   $ 6,848,650    $3,173,366    $5,886,050
Total Assets..................      845,843        848,470      8,791,925     4,421,578     7,949,510
Long Term Debt................        9,592          1,327        460,774            --       467,789
Shareholders' Equity..........      522,757       (459,226)     7,716,998     3,910,599     6,842,194

                                  RISK FACTORS

     The purchase of the shares offered hereby involves a high degree of risk, including, but not necessarily limited to, the risks described below. Before subscribing for the shares, each prospective investor should consider carefully the general investment risks enumerated elsewhere in this Prospectus and the following risk factors, as well as the other information contained in this Prospectus.

     NEED FOR FUTURE FINANCING. The Company anticipates that its cash on hand is sufficient to meet its cash requirements through approximately February 1999. However, there can be no assurance that unexpected costs will not be incurred. At the end of that period the Company may be required to raise additional funds to complete its human clinical trials (if not completed by then) and produce and market its Composite Cultured Skin. The Company may then seek additional funds through sale of its securities to the public and through private markets, debt financing or short term loans. There can be no assurance that the Company will be able to obtain additional financing on terms acceptable to it, if at all. The failure of the Company to obtain acceptable additional financing would have a material adverse effect on the operations of the Company. The Company has no current plans, understandings or commitments to raise any additional financing. Additional financing may result in dilution for then current shareholders. See "Plan of Operations" and "Forward Looking Information May Prove Inaccurate."

     DEVELOPMENT STAGE COMPANY; LIMITED OPERATING HISTORY. The Company is a development stage company organized in March 1991. It has no products approved for commercial sale and has not realized any operating revenues. The Company is likely to continue to encounter difficulties which are common to development stage companies, including unanticipated costs relating to development, delays in the testing of products, regulatory approval and compliance and competition. The Company will not, in all likelihood, generate any revenues until it obtains FDA approval to sell its skin replacement product in commercial quantities for human application. There can be no assurance that such approval will be obtained, or if obtained, that sales of the Company's product can be made on a profitable basis.

     UNCERTAINTY OF CLINICAL TRIALS; NEED TO OBTAIN FDA PREMARKETING APPROVAL; GOVERNMENT REGULATION. Pursuant to the Federal Food Drug and Cosmetic Act and regulations promulgated thereunder, the FDA regulates the manufacture, distribution and promotion of medical devices in the United States. The Company's Composite Cultured Skin is subject to regulation as a medical device. Prior to commercial release of the Company's product, premarket approval ("PMA") by the FDA will be required. PMA entails proof of nontoxicity, safety and efficacy in human clinical trials. Premarket approval is a lengthy and expensive process and there can be no assurance that FDA approval will be obtained. In February 1994, the Company received FDA approval to commence human clinical trials. The human clinical trials and the PMA are lengthy and costly processes, the successful completion of which cannot be assured. Moreover, even if the Company obtains FDA approval, the Composite Cultured Skin and any manufacturing facilities used to manufacture it will continue to be subject to review, periodic inspections and specific recordkeeping, reporting, product testing, design, safety and labeling requirements. Accordingly, the Company's business, financial condition and emergence from the development stage are dependent on timely FDA approval for its product. See "Business -- Government Regulations."

     UNCERTAINTY OF MARKET ACCEPTANCE; RELIANCE ON ONE PRODUCT. Acceptance of the Company's product is difficult to predict and will require substantial marketing efforts and the expenditure of significant funds. There can be no assurance that the Company's product will be successful in providing viable skin replacement on a commercial basis or that it will be accepted by the medical community. In addition, the Company's only product is its Composite Cultured Skin. The Company does not expect its product to be available for commercial sale for at least three years. The Company expects that its Composite Cultured Skin will likely be, if and when commercially available, its sole product for an indefinite period of time. Failure of the Company's product to achieve market acceptance will have a material adverse impact on the Company's financial condition. See "Business -- Potential Applications of Technology and Markets."

     TECHNOLOGICAL CHANGE; HIGHLY COMPETITIVE INDUSTRY. The biomedical field is undergoing rapid and significant technological change. The Company's success will depend on its ability to establish and maintain a competitive position in this marketplace. Many companies and academic institutions have developed, or are capable of developing products based on other technologies that are or may be competitive with the Company's product. The Company's competitors include Organogenesis, Inc., Genzyme Tissue Repair, Inc., Advanced Tissue Sciences, Inc., Life Cell Corporation and Integra Life Sciences. Many of those and other potential competitors are well established, are much larger than the Company and have substantially greater financial and other resources than the Company and have established reputations for success in the development, sale and service of their products. Such companies and academic institutions may succeed in developing products that are more effective than the Company's Composite Cultured Skin or that will receive FDA approval more quickly than the Company's product. See "Business -- Competition."

     ANTICIPATED DEPENDENCE ON THIRD PARTIES FOR MARKETING; LIMITED MARKETING EXPERIENCE. The Company intends to sell its product primarily through its own efforts and may use third party distributors on a limited basis. The Company has no marketing experience and has limited financial and other resources to undertake extensive independent marketing activities. There can be no assurance that the Company will be able to market its Composite Cultured Skin successfully or enter into agreements with third parties on acceptable terms for such services.

     LIMITED SUPPLIES OF MATERIALS. The Company is currently purchasing bovine collagen sponges, a key component of its product, from one supplier who produces the sponges to the Company's specifications. The Company has no written agreement with that supplier obligating the supplier to supply sponges to the Company. If the Company were required to secure another source for its bovine collagen sponges, the Company would encounter considerable additional delay and expense in continuing its human clinical trials and, consequently, in marketing its Composite Cultured Skin.

     The Company will continue to rely on a limited number of outside suppliers to supply other materials that it uses in producing and testing its Composite Cultured Skin. No assurance can be given that the Company or its suppliers will continue to have access to a sufficient supply of these materials.

     LIMITATIONS OF PATENT PROTECTION. The Company has been granted, and relies on, an exclusive license from Dr. Mark Eisenberg, a major shareholder, officer and director of the Company, who developed the Company's Composite Cultured Skin, for worldwide rights to market the technology and any products developed from it.

     Dr. Eisenberg has been granted patents for the Company's Composite Cultured Skin in the United States and in several foreign countries and is prosecuting patent claims for it in others. The United States Patent was initially granted to Dr. Eisenberg on February 1, 1994 and bears U.S. Patent 5,282,589. On December 10, 1996, after an unsuccessful challenge by a competitor of the Company, the U.S. Patent Office re-issued the Company's Composite Cultured Skin patent (No. RE-35399).

     There can be no assurance that the United States patent will not be successfully challenged in court proceedings. Nor can there be any assurance that any United States or foreign patents will provide any commercial benefits to the Company. See "Business -- Patents and Proprietary Rights".

     Several of the Company's competitors, including Organogenesis, Inc., Advanced Tissue Sciences, Inc., Genzyme Tissue Repair Inc., Integra Life Sciences and LifeCell Corporation have been granted patents relating to their particular artificial skin technologies.

     PRODUCT LIABILITY. The Company is exposed to the risk of product liability claims in the event that its product causes injury or otherwise results in adverse effects. Although the Company has obtained product liability insurance coverage in the amount of $1,000,000, there can be no assurance that such insurance coverage will be adequate to protect the Company against future product liability claims or that product liability insurance will be available to the Company in the future on terms acceptable to the Company, if at all.

     DEPENDENCE ON KEY PERSONNEL. The Company is dependent on Dr. Steven Katz, the Company's President, for managing the affairs of the Company. The loss of Dr. Katz' services could adversely affect the Company.

     FUTURE SALE OF UNREGISTERED SECURITIES; REGISTRATION RIGHTS. 1,541,156 shares of the Company's presently outstanding shares of Common Stock are "restricted securities," as that term is defined under

Rule 144 ("Rule 144") promulgated under the Act. In general, under Rule 144 a person who owns any restricted shares of Common Stock for at least one year may sell in the public securities markets, within any three month period, such number of those restricted shares that does not exceed the greater of one percent of the total number of outstanding shares of the same class or the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of the Company for at least three months immediately preceding the sale and who owns shares of Common Stock that have been held for a period of at least two years is entitled to sell such shares under Rule 144 without regard to any volume limitations. Drs. Eisenberg and Katz and Messrs. Lipstein and Klapholz and members of their families have agreed with the underwriter of the initial public offering of Ortec's securities not to sell shares owned by them (1,493,720 shares, all except 22,000 of which are restricted shares), prior to January 19, 1998 without the underwriter's written consent. If the underwriter consents to release all the 1,493,720 locked up shares, they would be eligible for immediate sale (subject to the volume limitations of Rule 144). Additional shares that are issuable upon exercise of outstanding warrants and options which will be eligible for immediate sale into the public securities markets after such warrants and options are exercised as follows: 1,200,000 shares for which the exercise price is $10; 1,200,000 shares for which the exercise price is $15; 120,000 shares for which the exercise price is $8.25; 120,000 shares for which the exercise price is $16.50 and 120,000 shares for which the exercise price is $24.75. These are shares issuable upon exercise of the Class A and Class B Warrants and options granted to the underwriter in connection with the Company's initial public offering of its securities. In addition, 706,179 shares that are issuable upon exercise of other outstanding warrants and options exercisable at prices ranging from $1.00 (for 303,578 shares) to $12.00, are eligible for sale in the public securities markets one or two years after such warrants and options are exercised.

     Up to 350,000 shares issuable upon exercise of stock options granted (161,000) and that may be granted (189,000) under the Company's 1996 Stock Option Plan may be registered under the Securities Act.

     No prediction can be made as to the effect, if any, that sales of those shares of Common Stock, or the availability of those shares for sale, will have on the market prices of the Common Stock prevailing from time to time.

     EFFECT OF OUTSTANDING OPTIONS AND WARRANTS. Sales of the Company's Common Stock upon exercise of options and warrants may have a depressive effect on the market price of the Common Stock, and issuance of additional shares of Common Stock upon the exercise of options and warrants may also dilute the proportionate ownership of the then current stockholders of the Company.

     POSSIBLE VOLATILITY OF SECURITIES PRICES. The market price of the Company's Common Stock may be highly volatile, as has been the case with the securities of other development stage biotechnology companies. Factors such as announcements by the Company or its competitors concerning technological innovations, new commercial products or procedures, proposed government regulations and developments or disputes relating to patents or proprietary rights may have a significant impact on the market price of the Company's Common Stock.

     STATE BLUE SKY REGISTRATIONS. The shares offered hereby may be sold in certain states and the purchaser of such shares may then resell such shares in the public securities markets (or otherwise) in such states only if such Common Stock is then qualified for sale or exempt from qualification under applicable state securities laws of the jurisdictions in which such purchasers reside. Although the Company's Common Stock is qualified for sale or exempt from qualification in a number of states, there can be no assurance that the shares purchased in this Offering can be sold in every state. The failure of the Company to meet the state securities law requirements of a state in which a purchaser in this Offering seeks to resell the shares purchased in this Offering, will cause the resale or disposition of the Common Stock purchased in this Offering to become unlawful in that state.

     NO DIVIDENDS. The Company has not paid any dividends on its shares and does not intend to do so in the foreseeable future. It is the present intention of the Company's Board of Directors to retain all earnings, if any, for use in the Company's business operations.

     CONCENTRATION OF OWNERSHIP; DELAWARE CORPORATE LAW PROVISIONS. The Company's officers, directors, founders and affiliated persons beneficially own 1,856,350 shares of the Common Stock representing approximately 40% of the total outstanding shares before the exercise of any outstanding warrants and options. Accordingly, such persons will be able to exercise substantial control in the election of the directors of the Company, increases in the authorized capital or the dissolution, merger, or sale of the assets of the Company and otherwise influence the control of the Company's affairs. Such substantial control of the Company by these persons could serve to impede or prevent a change of control of the Company. As a result, potential purchasers may not seek to acquire control of the Company through the purchase of Common Stock which may tend to reduce the market price of the Common Stock. In addition, the Company is subject to provisions of the General Corporation Law of the State of Delaware respecting business combinations which could, under certain circumstances, also hinder or delay a change in control. See "Principal and Selling Shareholders" and "Description of Securities -- Common Stock."

                                USE OF PROCEEDS

     Other than the proceeds received by the Company from the exercise of the Options and Warrants, the Company will not receive any proceeds from the sale of shares covered by this Prospectus.

     Any proceeds received by the Company from the exercise of any or all of the Options and Warrants may be used for general working capital purposes, acquisitions, research and development and/or human clinical trials. The Company has not specifically allocated the proceeds among these uses, and actual expenditures will depend on a number of factors. The use of any proceeds from the exercise of the Options and Warrants, of which there is no assurance, and the timing of such use, will depend on the availability of cash from other sources. Proceeds not immediately required for the purposes described above will be invested principally in United States government securities, short term certificates of deposit, money market funds or other short term, interest bearing investments.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of March 31, 1997:

        Shareholders' equity:
          Common Stock, $.001 par value, 10,000,000 shares authorized;
             4,606,040 shares issued and outstanding (1)..............    $     4,606
          Additional paid-in capital..................................     15,577,256
          Deficit accumulated during the development stage............     (8,739,668)
                                                                           ----------
        Total capitalization..........................................    $ 6,842,194
                                                                           ==========

---------------
(1) Unless otherwise indicated, no effect is given in this Prospectus to (i) 303,578 shares reserved for issuance upon exercise of warrants expiring January 19, 2000 exercisable at $1.00 per share; (ii) 1,200,000 shares reserved for issuance upon exercise of 1,200,000 publicly traded Class A Warrants at $10.00 per share and expiring November 3, 1997; (iii) 1,200,000 shares reserved for issuance upon the exercise of 1,200,000 publicly traded Class B Warrants at $15 per share and expiring January 19, 1999; (iv) 360,000 shares reserved for issuance upon the exercise of the options granted to the underwriter in the Company's initial public offering and the warrants included therein, exercisable at per share prices of $8.75 for 120,000 shares expiring December 15, 2000, $16.50 for another 120,000 shares expiring July 19, 1997 and $24.75 for the remaining 120,000 shares expiring on January 19, 1999; (v) 350,000 shares reserved for issuance upon the exercise of stock options included in the Company's 1996 Stock Option Plan, of which options to purchase 161,000 shares at prices ranging from $6.00 to $8.50 have already been granted; and (vi) 241,601 shares reserved for issuance upon the exercise of other outstanding warrants at prices ranging from $6 to $12 and expiring at various times from July 1997 to 2001.

                            SELECTED FINANCIAL DATA

     The following table summarizes selected financial data for each of the three years ended December 31, 1996, as derived from the Company's audited financial statements. The financial data for the three months ended March 31, 1996 and 1997 are derived from the Company's unaudited condensed financial statements and include all adjustments, consisting of normal recurring adjustments, which in the opinion of management are necessary for a fair presentation of the Company's financial position and the results of its operations for these periods. Operating results for the three months ended March 31, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997. This data should be read in conjunction with the financial statements of the Company, related notes, and other financial information.

                                                                             THREE MONTHS ENDED MARCH
                                         YEAR ENDED DECEMBER 31,                       31,
                                -----------------------------------------    ------------------------
                                   1994           1995           1996           1996          1997
                                -----------    -----------    -----------    ----------    ----------
STATEMENT OF OPERATIONS DATA
Revenues......................  $    28,874    $     2,685    $   171,057    $   34,471    $   83,861
                                -----------    -----------    -----------    ----------    -----------
Expenses
  Research and Development....      796,547        573,392        964,864       221,455       272,693
  Rent........................       21,732         21,732         85,076         6,443        51,365
  Consulting..................      141,973         34,606        261,633        40,933        62,143
  Personnel...................      333,224        229,183        730,357       140,016       293,451
  General and
     Administrative...........      317,666        161,686        727,192       126,844       270,910
  Other expense, net..........       92,819          4,809         51,703         1,027        12,180
                                -----------    -----------    -----------    ----------    -----------
                                  1,703,961      1,025,408      2,820,825       536,718       962,742
                                -----------    -----------    -----------    ----------    -----------
  Net loss....................  $(1,675,087)   $(1,022,723)   $(2,649,768)   $ (502,247)   $ (878,881)
                                ===========    ===========    ===========    ==========    ===========
  Net loss per share..........        $(.63)         $(.38)         $(.60)        $(.14)        $(.18)
                                ===========    ===========    ===========    ==========    ===========
Weighted average common and
  common equivalent shares
  outstanding.................    2,675,483      2,270,208      4,421,637     3,670,195     4,915,774
                                ===========    ===========    ===========    ==========    ===========
BALANCE SHEET DATA
Working Capital...............  $    82,431    $(1,303,948)   $ 6,848,650    $3,173,366    $5,886,050
Total Assets..................      845,843        848,470      8,791,925     4,421,578     7,949,510
Long-term Debt................        9,592          1,327        460,774            --       467,789
Stockholders' Equity
  (Deficit)...................      522,757       (459,226)     7,716,998     3,910,599     6,842,194

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

MARKET INFORMATION

     From January 20, 1996 to May 28, 1996, the Company's publicly-traded securities were traded as units, each unit consisting of one share of Common Stock, one Class A Warrant and one Class B Warrant (the "Units"), and were listed on the NASDAQ SmallCap Market under the symbol "ORTCU". On May 17, 1996, the components of the Units each became separately tradeable securities. The Common Stock of the Company is currently trading on the NASDAQ SmallCap Market under the symbol "ORTC". The following table sets forth the high and low sales prices of the Common Stock as reported by NASDAQ for each full quarterly period since January 1996 (and for any subsequent interim period for which financial statements are included herein).

                                                                               HIGH      LOW
                                                                               -----     ----
1996
Units
  First Quarter (from date of inception, January 19, 1996).................    $7 1/2    $5 3/4
  Second Quarter (to May 28, 1996).........................................    7 1/4     6 6/8
Common Stock
  Second Quarter (from May 17, 1996).......................................    6 5/8     4 3/4
  Third Quarter............................................................    7 9/16    5 7/8
  Fourth Quarter...........................................................    10 1/2    7 1/2

1997
Common Stock
  First Quarter............................................................    10 3/8    6 3/4
  Second Quarter...........................................................    9 3/8     6 3/4
  Third Quarter (to July 15, 1997).........................................        9     8 3/8

SECURITY HOLDERS

     To the best knowledge of the Company, at June 24, 1997, there were 123 record holders of the Company's Common Stock. The Company believes there are approximately 1,100 beneficial owners of the Company's Common Stock, most of whose shares are held in "street name."

DIVIDENDS

     The Company has not paid, and has no current plans to pay, dividends on its Common Stock.

                               PLAN OF OPERATION

OPERATIONS FOR THE NEXT TWELVE MONTHS

     For the next twelve months the Company will continue to conduct human clinical trials. To that end, the Company has recruited and intends to continue to recruit hospital burn centers which will provide the necessary patients. In addition, human clinical trials are presently being conducted at Rockefeller University Hospital in New York City for the application of the Company's Composite Cultured Skin in treating the symptoms of EB. The wounds resulting from EB are very similar to those caused by burns and require similar treatment. See "Forward Looking Information May Prove Inaccurate."

     The Company estimates that the cost to it of each human clinical trial for burn patients and EB patients will be approximately $8,000. Such amounts include testing for pathogens and payments to the hospital, but do not include any allocation to the cost of such trials of salaries, rent or other overhead expenses of the Company. See "Forward Looking Information May Prove Inaccurate."

CASH REQUIREMENTS

     The Company estimates that it has sufficient funds necessary to operate through approximately February 1999. The Company may have to secure additional funds prior thereto or thereafter to complete its human clinical trials, if not then already completed, to secure FDA pre-market approval for commercial sales and thereafter to produce and market its Composite Cultured Skin in commercial quantities. See "Forward Looking Information May Prove Inaccurate."

CLINICAL TRIALS AND PRODUCT RESEARCH AND DEVELOPMENT

     The Company has spent an aggregate of approximately $3,627,109 from its inception through March 31, 1997 for the human clinical trials and for research and development. That amount includes the salaries of its employees involved in producing the Composite Cultured Skin, performing quality control, securing hospital burn centers to participate in the human clinical trials, monitoring the progress of the patients thereafter and to prepare reports to be filed with the FDA. The Company anticipates that it will be required to continue to spend additional funds for such purposes in the next twelve months in order to continue its human clinical trials, secure FDA pre-market approval for commercial sales and thereafter to produce and market its Composite Cultured Skin in commercial quantities. See "Forward Looking Information May Prove Inaccurate."

                                    BUSINESS

INTRODUCTION

     The Company has developed a proprietary technology which consists of a biologically active dressing to stimulate the repair and regeneration of human skin. The Company's product is intended to be utilized for the treatment of severe burn patients as well as for other types of wound healing and for reconstructive and cosmetic surgery. The Company believes that the successful regeneration of human skin creates the potential for wide commercial application.

     The Company is a development stage company and to date has not sold any products. Its activities have been limited to human clinical tests of its product and research and development under an exclusive license relating to the Company's biological dressing. From March 12, 1991 (inception) to March 31, 1997, the Company has spent an aggregate of $3,627,109 for research and development, of which $964,864, $573,392 and $272,693 were spent in 1996, 1995 and in the first three months of 1997, respectively.

     In March 1994, the Company commenced human clinical trials on burn patients under protocols approved by the FDA, which require testing of 120 patients. As of July 15, 1997, eight patients have been treated under this program. More trials will be necessary to test the safety and efficacy of the Company's product. From 1988 to 1996, the Company's product was used in skin replacement operations on 29 patients (of which 5 operations were skin replacement for burn patients) in Sydney, Australia. None of the Australian procedures were performed in accordance with the FDA approved protocols.

     The Company and The Skin Group, Ltd. (a predecessor of the Company) were organized in 1991 for the purpose of acquiring the Company's skin product from Dr. Mark Eisenberg and to develop, test and market such product. In 1992, The Skin Group, Ltd. was merged into the Company. The Company declared a twenty-for-one stock split in January 1993. All information contained in this Prospectus, unless otherwise noted, gives effect to that merger and stock split.

BACKGROUND

     Physicians have for years been using skin transplanted from one site of a patient's body onto a wound site that no longer has the capacity to heal spontaneously. This procedure is called an autograft transplant. Burn wound clinicians have sought to replace autograft transplants with substitute synthetic or natural materials ("allografts") which would eliminate the medically undesirable problems that accompany autograft transplants, such as creation of additional wound sites at the areas of the body from which the healthy skin is taken.

     Scientists have tried to replicate human skin in a laboratory setting in order to create an artificial skin that can be transplanted onto diseased or injured patients. Major problems encountered by scientists include failure of the artificial skin to heal and significant contraction of the transplant after healing, causing cosmetically undesirable scarring.

TECHNOLOGY

     In order to create a clinically useful biological dressing, the Company has duplicated the two major layers that form the human skin, the epidermis and the dermis. Dr. Mark Eisenberg, of Sydney, Australia, an officer and director of the Company and its largest shareholder, has been involved in biochemical and clinical research at the University of New South Wales in Australia for over twenty years, focusing primarily in treating the symptoms of a unique disease called Epidermolysis Bullosa ("EB"). The wounds resulting from EB are very similar to those caused by burns and require similar treatment. In 1987, through his work on EB, Dr. Eisenberg first succeeded in growing epidermal layers of human skin, which were successfully applied as an allograft on an EB patient. Dr. Eisenberg has since developed a biologically active dressing known as "Composite Cultured Skin", consisting of both the dermal and epidermal layers.

DESCRIPTION OF THE PROCESS

     Specialized cells that are the primary components of human skin are derived from infant foreskins obtained during routine circumcisions. The epidermis is separated from the dermis and each of these layers is treated to release individual cells. These cells in turn are separately cultured to reproduce a large number of identical cells. The dermal fibroblast cells derived from the dermis are applied to a cross linked bovine collagen sponge to form the dermal layer matrix. The epidermal cells are grown on another layer of collagen, which, together with the dermal layer, constitute the Composite Cultured Skin. The Company's Composite Cultured Skin requires neither the patient's own cells nor cadaver skin and is available for allograft replacement of damaged human skin. All tissue obtained by the Company for producing the Company's Composite Cultured Skin is extensively screened and tested by independent laboratories for the presence of potential pathogens and transmittable diseases.

     Although there can be no assurance that the Company's Composite Cultured Skin will become successful, or reach the commercial stage, the Company believes that its skin regeneration technology is superior to autograft transplants because, based on the limited number of medical procedures using the Company's Composite Cultured Skin conducted to date, the Company's Composite Cultured Skin appears to avoid creating additional wound sites, to produce a smoother skin surface resulting in less scarring, postoperative pain and contraction, and is available in case of extensive burns on a patient's body, where no or limited healthy skin is available for an autograft transplant. The Company's management believes that use of its Composite Cultured Skin may shorten the period of required hospitalization, reduce the number of additional reconstructive surgeries and limit the need for both physical and psychological rehabilitation. See "Forward Looking Information May Prove Inaccurate."

CLINICAL TESTS

     In March 1994, the Company commenced human clinical trials in the United States, under protocols approved by the FDA, to evaluate the effectiveness of the Company's Composite Cultured Skin on burn patients. Since then eight patients were treated as part of such human clinical trials, one at Cornell Medical Center in New York City and the other seven at the Westchester Medical Center in Valhalla, New York. It is too early to draw conclusions about the safety and efficacy of the Company's product because of the limited number of such operations to date and because more time is needed, under the clinical trial protocol filed with the FDA, to assess the results of these and future operations.

     From 1988 through July 15, 1997, 29 operations were conducted in Sydney, Australia, using the Company's Composite Cultured Skin. Five of those operations were performed on burn patients. Four operations were performed to remove tattoos. The remaining operations were conducted for treating the symptoms of EB. None of the operations in Australia were performed in accordance with the FDA approved protocols. The Company does not intend to use the results of any of its Australian operations as part of the 120 FDA required human clinical trials.

     Under the FDA approved clinical trial protocol, 120 patients are required to be enrolled in at least five clinical sites located in various burn centers in the United States. Each patient's progress must be followed for one year following the procedure. The patients for the FDA mandated human clinical trials are persons treated at the hospitals at which such clinical trials are performed.

     The Company has been relying almost exclusively on the burn unit in Westchester Medical Center for patients for its FDA mandated human clinical trials. Since its protocols filed with the FDA limit the burn patients that can be treated in the human clinical trials (based on age, the parts of the body to be treated, the patient's other medical problems and the availability of skin for simultaneous autograft transplants for comparison purposes), as well as by the requirement for informed consent, the Company believes that it must establish working relationships with burn units in other hospitals to increase the number of patients available for its clinical trials. Jacobi Hospital in New York City has agreed to use the Company's Composite Cultured Skin at that hospital's burn center as part of the Company's human clinical trials. To date, Jacobi Hospital has not conducted any human clinical trials.

     In 1996, the FDA approved the protocols of Rockefeller University Hospital in New York City for the use of the Company's Composite Cultured Skin for the treatment of non-healing skin ulcers of patients with EB. Under this FDA approved clinical trial protocol, ten to fifteen patients are required to be enrolled at a clinical site. Human clinical trials are presently being conducted at Rockefeller University Hospital for treatment of ulcers in EB patients.

POTENTIAL APPLICATIONS OF TECHNOLOGY AND MARKETS

     The Company believes that its Composite Cultured Skin, if successfully developed, will have wide commercial application for treatment of severe burn patients, patients who suffer severe ulcerations and various skin diseases (such as EB), as well as for reconstructive and cosmetic surgery. There can be no assurance that the Company's Composite Cultured Skin will be successfully tested in future human clinical trials or that it can be marketed profitably. See "Forward Looking Information May Prove Inaccurate."

PRODUCTION AND SUPPLY

     In March 1996, the Company entered into a five-year lease with Columbia University ("Columbia") for the Company's new laboratory and offices in Columbia's new Audubon Biomedical Science and Technology Park in New York City ("Audubon"). Construction of the new laboratory and office facility was completed in July 1996 and became fully operational in November 1996. As of May 31, 1997, Columbia provided a $400,000 grant and has loaned and advanced to the Company approximately $619,000 for the Company's construction and architectural and engineering costs in building its new laboratory and office, and for equipment installed in the new laboratory. The Company has spent approximately $226,500 of its own funds, in addition to the grant and the loan from Columbia.

     The Company uses its new laboratory to produce its Composite Cultured Skin for use in the remaining FDA approved human clinical trials and for further research to develop the Company's proprietary technology for treatment of other wounds. The new Audubon facility is a dedicated biomedical research facility and the Company, as a tenant, is entitled to utilize the resources of Columbia's Health Sciences Research facility at the Audubon facility as well as those at Columbia University-Presbyterian Medical Center across the street from the facility.

     The Company also has its own laboratory facility in Sydney, Australia, where it conducts additional research and produces its Composite Cultured Skin used for operations in Australia.

     If the Company is successful in securing FDA approval to market and sell its Composite Cultured Skin, the Company's ability to operate profitably will depend on its ability to produce, or have produced for it by third party producers, its Composite Cultured Skin in large quantities at a competitive cost. There can be no assurance that the Company will be able to construct and equip a volume production facility to produce its

Composite Cultured Skin at a commercially viable cost, or that the Company will be able to enter into an agreement with a third party to produce such product on terms acceptable to the Company, if at all. Any manufacturing, whether by the Company or a third party manufacturer, for any future commercial scale production of the Company's Composite Cultured Skin, will have to be in compliance with the Good Manufacturing Practices, as mandated by the FDA.

RESEARCH

     Most of the research and development for the Company's proprietary technology is done at the Company's laboratory at the Audubon facility and its laboratory in Sydney, Australia. In January 1997, the Company entered into an agreement with the New Jersey Center for Biomaterials and Medical Devices (the "New Jersey Center"), whereby the Company and the New Jersey Center collaborate on research focusing on the development of collagen-based biomaterials for soft tissue repair, specifically targeting the development of a second generation collagen matrix to be used for the production of the Company's Composite Cultured Skin. The New Jersey Center is a cooperative research initiative sponsored by the University of Medicine and Dentistry of New Jersey, Rutgers University and the New Jersey Institute of Technology, and receives financial support from the New Jersey Commission of Science and Technology. The Company has agreed to contribute $40,000 of the $100,000 cost of such research. The Company will pay such $40,000 in quarterly payments of $10,000 each. $10,000 for payment of the first quarter has already been paid by the Company.

FDA CONSULTANT

     The Company retains Oxford Research International Corp. ("Oxford") to assist it in the FDA approval process, including the preparation of applications and related documentation and monitoring all phases of the clinical trials. The agreement has a term of one year and is automatically renewable for additional one year periods subject to termination at will. Fees payable to Oxford are based on Oxford's per diem charges. The amount of fees for Oxford's services for the fiscal year ended December 31, 1996 and the three months ended March 31, 1997 aggregated $61,430 and $20,919, respectively.

PATENTS AND PROPRIETARY RIGHTS

     The Company has an exclusive worldwide license to use the proprietary technology on which its Composite Cultured Skin is based and to market any products developed from it, except for the treatment of EB patients in Australia.

Eisenberg License Agreement

     Pursuant to a license agreement (the "License Agreement") dated June 7, 1991, by and between the Company and Dr. Eisenberg, as modified in August, 1995, Dr. Eisenberg has granted the Company an exclusive worldwide license to use the technology subject to certain limitations. The agreement has a term of ten years, which may be automatically renewed by the Company for two additional ten year periods.

     Dr. Eisenberg has retained the exclusive right to use the technology in Australia solely for nonprofit applications that are not competitive with the Company's business. The Company has agreed to make its Composite Cultured Skin available for treatment of EB patients in Australia on a cost basis.

     Upon the expiration or earlier termination of the License Agreement, Dr. Eisenberg will be entitled to the exclusive rights to the technology licensed under the License Agreement. However, the Company will retain the exclusive rights to all improvements to the technology developed during the license period. If the License Agreement is terminated due to a breach by the Company, Dr. Eisenberg will also be entitled to the rights to such improvements.

Patents

     Dr. Eisenberg has been granted patents for the Company's Composite Cultured Skin in the United States and in several foreign countries and is prosecuting patent claims for it in others. The United States Patent was initially granted to Dr. Eisenberg on February 1, 1994 and bears U.S. Patent 5,282,589. On December 10, 1996, after an unsuccessful challenge by a competitor of the Company, the U.S. Patent Office re-issued the Company's Composite Cultured Skin patent (No. RE-35399).

     There can be no assurance that such patent may not be successfully challenged in court proceedings. Nor can there be any assurance that any United States or foreign patents will provide any commercial benefits to the Company.

     Several of the Company's competitors, including Organogenesis, Inc., Advanced Tissue Sciences, Inc., Genzyme Tissue Repair Inc., Integra Life Sciences and LifeCell Corporation, have been granted patents relating to their particular artificial skin technologies. See "-- Competition."

GOVERNMENT REGULATION

     The Company is subject to extensive government regulations. Products for human treatment are subject to rigorous preclinical and clinical testing procedures as a condition for approval by the FDA and by similar authorities in foreign countries prior to commercial sale.

     Pursuant to the Federal Food Drug and Cosmetic Act and regulations promulgated thereunder, the FDA regulates the manufacture, distribution and promotion of medical devices in the United States. The Company's Composite Cultured Skin is subject to regulation as a medical device. Prior to commercial release of the Company's product, premarket approval ("PMA") by the FDA will be required. PMA entails proof of nontoxicity, safety and efficacy in human clinical trials. Premarket approval is a lengthy and expensive process and there can be no assurance that FDA approval will be obtained.

     To obtain premarket approval, the Company must submit a PMA application, supported by extensive data, including human clinical trial data, and documentation to prove the safety and efficacy of the device. Pursuant to applicable regulations, the FDA has 180 days to review a PMA application during which time an advisory committee usually evaluates the application and makes recommendations to the FDA. While the FDA has responded to PMA applications within that time period, reviews usually occur over a significantly protracted period of twelve to twenty-four months. A number of devices are never cleared for marketing.

     If human clinical trials of a proposed device are required and the device presents significant risk, the manufacturer or distributor of the device will have to file an Investigative Device Exemption ("IDE") application with the FDA prior to commencing such trials. The IDE application must be supported by data, including the results of animal and other testing. If the IDE application is approved, human clinical trials may begin. In February 1994, the FDA approved the Company's IDE application for clinical investigation of its product for burn injuries, allowing the Company to commence human clinical trials on a total of 120 burn patients. As a result of such approval by the FDA, in March 1994 the Company commenced human clinical trials. In January 1997, the FDA approved a physician submitted IDE application for clinical investigation of the Company's product for the treatment of the symptoms of EB, submitted by Rockefeller University Hospital in New York City, allowing for the commencement of human clinical trials on ten to fifteen EB patients. Human clinical trials are presently being conducted at Rockefeller University Hospital for the treatment of the symptoms of EB.

     Reports containing results from the human clinical trials will be submitted to the FDA in support of any PMA application. At this stage, it is not possible to determine whether the results achieved from the clinical trials will be sufficient to obtain FDA approval.

     Any manufacturing, whether by the Company or by a third party manufacturer, for any future commercial scale production of the Company's Composite Cultured Skin, will have to be in compliance with the Good Manufacturing Practices, as mandated by the FDA.

COMPETITION

     The Company is aware of several companies engaged in the research and development of replacement skin products, including Organogenesis, Inc. and Genzyme Tissue Repair, Inc., both of Cambridge, Massachusetts, Advanced Tissue Sciences, Inc. of La Jolla, California, LifeCell Corporation of Woodland, Texas, and Integra Life Sciences of Plainsboro, New Jersey.

     Organogenesis, like the Company, has developed a product that is composed of donor epidermal cells, fibroblast cells and a bovine collagen matrix. The Company's Composite Cultured Skin differs from Organogenesis' product in its collagen matrices and the methods used to culture the cells on to the collagen matrices. In 1995, Organogenesis filed for pre-market approval by the FDA for use of its cultured skin product for treatment of venous stasis ulcers.

     Advanced Tissue Sciences has initiated several clinical trials to test a "dermal equivalent" composed of bio-absorbable material in which donor fibroblast cells have been seeded to secrete a dermal-like protein matrix. In the latter part of 1996, Advanced Tissue Sciences filed for pre-market approval by the FDA for use of its "dermal equivalent" in the treatment of diabetic skin ulcers.

     Advanced Tissue Sciences has also conducted clinical trials to test a non-absorbable biosynthetic matrix, seeded with dermal fibroblast cells to act as a temporary wound covering for severe burns before skin from an autograft procedure becomes available. This product was approved for marketing by the FDA on March 18, 1997.

     Genzyme Tissue Repair has developed a product that consists of culturing epidermal cells obtained from the patient through a biopsy to recreate an epidermis like layer. This product is not regulated by the FDA and is available commercially. The Company believes that its uses are limited due to the two to three weeks delay in supplying the product to the patient.

     LifeCell Corporation has developed a method to freeze-dry cadaver skin to be used as an artificial dermis, which must then be covered with an autograft or cultured epidermal cells. This product does not require FDA approval and has been sold commercially since 1993.

     In 1991, Integra Life Sciences developed a product that consists of a bovine collagen matrix covered with a layer of silicone. This product is intended to act as an artificial dermis and requires an autograft several days after treatment. In March 1996, the FDA approved for marketing INTEGRATM Artificial Skin, Dermal Regeneration TemplateTM.

     All of these companies have greater financial and other resources than the Company and most of them have conducted and continue to conduct human clinical trials, many of which are at more advanced stages than the Company's human clinical trials.

     Except as set forth above, the Company is not aware of any skin replacement product that has received PMA approval from the FDA.

     In the area of chronic wound healing, many well known biotechnology companies are developing products to treat wounds. These forms of therapies are classified as biologics and therefore must meet more extensive regulatory requirements than skin grafts, which are classified as devices. To date, and to the best of the Company's management's knowledge, none of the trials performed to treat chronic wounds has had any significant success. The Company feels that part of the efficacy of its technology is based on its ability to deliver to the wound site a complete skin system that includes epidermal cells and dermal cells. These delivered cells may produce and deliver a myriad of growth factors that may be secreted in the proper concentrations and could act as the growth factor delivery system needed to treat chronic wounds as well as wounds from burns.

     No assurance can be given that other companies having greater financial resources than the Company will not develop other skin regeneration or wound healing technology that may be more effective than the Company's Composite Cultured Skin, or that may make the Company's Composite Cultured Skin obsolete.

EMPLOYEES

     The Company presently employs seventeen people in the United States, including three executive officers. Only one executive officer is employed on a full time basis. The Company employs four persons, two part-time, including Dr. Eisenberg, to work in its laboratory in Sydney, Australia. The Company's United States and Australian staffs include seven employees possessing either Ph.D. or M.D. degrees. The Company anticipates that it will employ additional persons in 1997 other than those referred to above, as its needs require.

PROPERTIES

     In March 1996, the Company entered into a five-year lease with Columbia University ("Columbia") for 5,765 square feet of space at 3960 Broadway, New York City, New York, in Columbia's new Audubon Biomedical Science and Technology Park ("Audubon"). The Company relocated its executive offices to its new laboratory facility in July 1996 and commenced operation of its laboratory in such facility in November 1996.

     The Company pays rent of $10,809 per month, with increases in the fourth and fifth years of the lease. The Company also granted Columbia a warrant expiring March 10, 2001 to purchase 5,000 shares of Common Stock at an exercise price of $10 per share. The Company has the option to renew the lease for an additional five year term at a modest increase in base rent.

     Pursuant to rights granted to it in such lease, the Company elected in April 1997 to lease from Columbia an additional 3,650 square feet of space adjacent to its office and laboratory which, after construction for use of such space is completed, the Company intends to sublease approximately 3,000 square feet for a six month period, making the space available for the Company's use thereafter.

     The Company leases approximately 5,000 square feet of space at 147-155 Queen Street, Beaconsfield, Sydney, Australia, in which the Company operates a research laboratory to conduct its research and development activities in Australia and to produce the Composite Cultured Skin used in the operations conducted in Australia. The Company's lease expires in 2000. The Company pays rent in Australian dollars, which at the current rate of exchange, amounts to approximately US$33,000 per year. This space is rented from Dr. Mark Eisenberg's father on terms that the Company believes are not less favorable to it than for rental of similar space in Sydney, Australia, from non-related third parties.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of the Company are as follows:

NAME                           AGE   POSITION
------------------------------ ---   ---------------------------------------------------------
Dr. Steven Katz............... 52    President, Chief Executive Officer and
                                     Chairman of the Board of Directors
Dr. Mark Eisenberg............ 59    Senior Vice President, Research and Development and
                                     Director
Ron Lipstein.................. 41    Secretary, Treasurer, Chief Financial Officer and
                                     Director
Alain M. Klapholz............. 40    Vice President, Operations and Director
Mr. Joseph Stechler........... 45    Director

     Dr. Steven Katz, a founder of the Company, has been a director of the Company since its inception in 1991 and was elected chairman of its Board of Directors in September, 1994. He has been employed part time by the Company and a predecessor since 1991. Dr. Katz has also been a professor of Economics and Finance at Bernard Baruch College in New York City since 1972. Dr. Katz devotes approximately 75% of his time to the Company. He has a Ph.D. in Finance and Statistics as well as an MBA and MS in Operations Research, both from New York University.

     Dr. Mark Eisenberg, a founder of the Company, has been a director and senior vice president of the Company since 1991. Dr. Eisenberg has also been a consultant to the Company since June 1991. See "Eisenberg Consulting Agreement". He has been a physician in private practice in Sydney, Australia, since 1967. He is a member and co-founder of the Dystrophic Epidermolysis Bullosa clinic at the Prince of Wales Hospital for children in Sydney, Australia. He has done extensive research on EB disease and has published widely on this subject in medical journals.

     Ron Lipstein, a founder of the Company, has been the secretary and treasurer and a director of the Company since 1991. He has been employed part time by the Company and a predecessor since 1991. Mr. Lipstein has been president and chief executive officer of Dollspart Supply Co., Inc., a mail order supply company, since 1987. He devotes approximately 75% of his time to the Company. Mr. Lipstein, who is a certified public accountant, was employed as an accountant by Touche Ross & Company, a national public accounting firm, from 1979 to 1987.

     Alain M. Klapholz, a founder of the Company, has been a vice president and a director of the Company since 1991. He has been employed full time by the Company since September, 1991. From 1989 to 1990, Mr. Klapholz was the president of Klapholz & Associates, a consulting firm that serviced and assisted medical device and biotechnology firms in developing business plans and raising capital. In 1990, and until August 1991, he was chief financial officer of Applied DNA Systems, a publicly held biotechnology company. Mr. Klapholz has an M.B.A. from New York University. Until December 14, 1998, Patterson Travis, Inc. ("Patterson Travis"), the underwriter of the initial public offering of the Company's securities, has the right to designate a director who will replace Mr. Klapholz. Patterson Travis has not yet made such designation.

     Joseph Stechler has been a director of the Company since 1992. He has been president and CEO of Stechler & Company, an investment management firm, since 1986, and from 1990 to January 1997, he was the general partner of Old Ironsides Capital, L.P., an investment fund. Prior to 1986, he was a securities analyst with several investment firms. Mr. Stechler has a J.D. degree from Columbia University and an LLM degree in corporate law from New York University.

     If the number of directors is increased to more than five, any person selected to fill any such additionally created position in the period ending December 14, 1997 is subject to the prior written approval of Patterson Travis to serve in such position, which approval may not be unreasonably withheld. The Company's management has no present intention to increase the number of directors to more than five.

SIGNIFICANT EMPLOYEES

     Dr. Melvin Silberklang supervises the Company's laboratory facility at the Audubon Biomedical Service and Technology Park. From 1993 to 1995, Dr. Silberklang was employed by Enzon, Inc. of Piscataway, New Jersey, as Senior Director of Process Research and Development, supervising a multi-disciplinary staff of 18 persons. From 1981 to 1993, Dr. Silberklang was employed by Merck Research Laboratories of Rahway, New Jersey, where from 1988 to 1993 he was Associate Director of Cellular and Molecular Biology. In that capacity, Dr. Silberklang directed research and development for five major protein products and managed transfers of research results to large scale production. From 1985 to 1988, Dr. Silberklang was a research fellow in Merck's Department of Cellular and Molecular Biology where he developed and executed a capital expenditure plan to fully equip both molecular biology and production facility laboratories.

     Dr. Suzanne Schwartz has been employed full-time by the Company since July 1, 1996, as its medical director. She is responsible for the Company's relationships with hospitals at which operations using the Company's Composite Cultured Skin as part of the human clinical tests have been and are to be performed, with respect to such operations and other matters and securing additional hospitals to perform such operations. She also participates in directing the Company's research and development for possible use of its technology for other medical applications. Dr. Schwartz received her M.D. degree from Albert Einstein College of Medicine in New York City in 1988 and trained as a resident in general surgery at Montefiore Hospital and Medical Center in New York City from July 1988 to June 1991. From July 1991 to June 1996, she held various positions for advanced study at the Cornell University Medical College, including a fellowship in its Burn Center, advanced study in the Wound Healing Laboratory in the Department of Surgery, and in the Graduate Program in Cell Biology and Genetics.

CONSULTANTS

     The Company retains Dr. Richard L. Kronenthal, the Chairman of its Scientific Advisory Board, as a consultant at a minimum annual fee of $36,000. As part of his consulting services, Dr. Kronenthal has taken the major responsibility in directing the Company's research and development efforts. Prior to 1989, Dr. Kronenthal was employed by Ethicon, Inc. ("Ethicon"), a division of Johnson and Johnson, for more than 30 years, the last four years as Ethicon's director of research and development. Prior to his retirement in 1989, Dr. Kronenthal was responsible for Ethicon's development of a variety of successful surgical products. During his more than thirty years with Ethicon, Dr. Kronenthal held increasingly responsible positions involving the worldwide commercialization of products derived from collagen, as well as synthetic absorbable and other materials. Since 1989, Dr. Kronenthal has been president of Kronenthal Associates, Inc., which provides technical and business consulting services for investors and companies in the health care field.

     The Company also retains Dr. Lisa Staiano-Coico, Associate Dean of Cornell University Medical School, as a consultant, to assist and advise in the further development and production of the Company's Composite Cultured Skin. In addition to the compensation of $4,166 per month paid by the Company to Dr. Staiano-Coico, the Company has granted to Dr. Staiano-Coico warrants to purchase up to 6,700 shares of the Company's Common Stock, at an exercise price of $12 per share. The warrants granted Dr. Staiano-Coico expire May 31, 1998.

EISENBERG CONSULTING AGREEMENT

     Pursuant to a consulting agreement (the "Consulting Agreement") dated June 7, 1991, as amended on September 1, 1992, between the Company and Dr. Eisenberg, the Company has retained the services of Dr. Eisenberg as a consultant until August 31, 2005.

     Under the Consulting Agreement, Dr. Eisenberg devotes 20 hours per week to the Company. The Company pays Dr. Eisenberg an annual fee at the rate of $73,000 and $58 per hour for each hour in excess of twenty hours per week spent by Dr. Eisenberg on the Company's affairs. Dr. Eisenberg's fee is subject to annual increases based on certain formulas.

     In addition, Dr. Eisenberg will receive a bonus in the event that the Company files for the registration of any patent based on a significant advance that has been developed under his supervision or direction and which the Company's Board of Directors determines to have significant commercial application. The amount of any such bonus shall be determined by the Board of Directors of the Company, but shall not be less than $30,000 per patent registration, provided that bonuses may not aggregate more than $60,000 during any twelve-month period.

     Dr. Eisenberg has agreed not to compete with the Company until one year after termination of the Consulting Agreement.

SCIENTIFIC ADVISORY BOARD

     The Company has secured medical doctors expert in dermatology and surgery and an expert in the field of development of biomedical and other health care products, to serve on the Company's Scientific Advisory Board to advise the Company in the further development of its technology and to provide guidance for the Company's research strategy. The following persons are serving on the Company's Scientific Advisory Board:

    Dr. Richard L. Kronenthal -- Chairman of the Company's Scientific Advisory Board. See "Consultants".

    Dr. Eugene Bauer -- Chairman of Dermatology at, and Dean of the Stanford University School of Medicine.

    Dr. Joseph McGuire -- Professor of Dermatology and Pediatrics at Stanford University School of Medicine.

    Dr. Andrew Salzberg -- of the Westchester Medical Center and Co-Director of its burn unit. Dr. Salzberg is a plastic surgeon with extensive experience in skin grafts.

     The Company compensates the members of its Scientific Advisory Board other than Dr. Kronenthal for their time and expenses only, with minimum payments of $5,000 per year to each member. The Company has granted to the following members of its Scientific Advisory Board warrants to purchase shares of the

Company's Common Stock at exercise prices ranging from $9.425 to $10 per share:
(i) to Dr. Salzberg, warrants expiring in August 1997 to purchase 2,660 shares,
(ii) to Dr. Bauer, warrants expiring in September 1997 to purchase 2,000 shares,
(iii) to Dr. McGuire, warrants expiring in April 1998 to purchase 2,000 shares and (iv) to Dr. Kronenthal, warrants expiring in March 2000 to purchase 2,000 shares. The Company intends to extend the expiration dates of such warrants held by Drs. Salzberg, Bauer and McGuire by two years beyond such expiration dates. The Company also has agreed to grant to an academic, charitable, or research institution designated by a former Scientific Advisory Board member warrants which expire in April 1998 to purchase 2,000 shares of Common Stock at $9.425 per share. In addition, on April 1, 1996, the Company granted non-incentive stock options to Dr. Salzberg to purchase 10,000 shares, and to Dr. Kronenthal to purchase 7,500 shares, at an exercise price of $6.00 per share. Such options expire on April 1, 2001 and were granted for consulting services rendered by Drs. Salzberg and Kronenthal to the Company.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     The Company's Certificate of Incorporation provides that the personal liability of the directors of the Company shall be limited to the fullest extent permitted by the provisions of Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "DGCL"). Section 102(b)(7) of the DGCL generally provides that no director shall be liable personally to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that the Certificate of Incorporation does not eliminate the liability of a director for (i) any breach of the director's duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) acts or omissions in respect of certain unlawful dividend payments or stock redemptions or repurchases; or (iv) any transaction from which such director derives improper personal benefit. The effect of this provision is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of her or his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. The limitations summarized above, however, do not affect the ability of the Company or its stockholders to seek nonmonetary remedies, such as an injunction or rescission, against a director for breach of her or his fiduciary duty. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission (the "Commission"), such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     In addition, the Certificate of Incorporation provides that the Company shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify all persons whom it may indemnify pursuant to Section 145 of the DGCL. Section 145 of the DGCL permits a company to indemnify an officer or director who was or is a party or is threatened to be made a party to any proceeding because of his or her position, if the officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     The Company maintains a directors' and officers' liability insurance policy covering certain liabilities that may be incurred by directors and officers in connection with the performance of their duties. The entire premium for such insurance is paid by the Company.

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of June 24, 1997 by (i) each person (or group of affiliated persons) who is known by the Company to own beneficially more than 5% of the outstanding shares of its Common Stock, (ii) each director of the Company, (iii) all executive officers and directors of the Company as a group and (iv) each Selling Shareholder. Except as indicated in the footnotes to this table, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

                                      AMOUNT AND          PERCENTAGE
                                       NATURE OF              OF            SHARES             SHARES
                                      BENEFICIAL         OUTSTANDING      REGISTERED     BENEFICIALLY OWNED
NAME AND ADDRESS OF BENEFICIAL OWNER  OWNERSHIP**        SHARES OWNED      FOR SALE        AFTER SALE***
------------------------------------  -----------        ------------     ----------     ------------------
Steven Katz*                              298,507(1)          6.2%               --                --
Mark Eisenberg*                           598,000            12.9%               --                --
Ron Lipstein*                             323,606(2)          6.9%               --                --
Alain Klapholz*                           308,607(3)          6.6%               --                --
Joseph Stechler                           684,166(4)         13.9%               --
  15 Engle Street
  Englewood, NJ 07631
Home Insurance Company                    298,818(5)          6.3%               --                --
  59 Maiden Lane
  New York, NY 10038
Strong Capital Management, Inc.,          305,000(6)          6.6%          305,000                --
  One Hundred Heritage Reserve
  P.O. Box 2936
  Milwaukee, WI 53201
Dawson-Samberg Capital                    342,679(7)          7.4%          311,526            31,153
  Management, Inc.
  354 Pequot Avenue
  Southport, CT 06490
The Travelers Indemnity Company           307,692(8)          6.6%          307,692                --
  One Tower Square
  Hartford, CT 06183
Judah Wernick                             372,500(9)          7.4%          360,000            12,500
  Patterson Travis, Inc.
  One Battery Park Plaza
  New York, NY 10004
Daniel E. Strauss                          37,788(10)         ****            7,788            30,000
  411 Hackensack Avenue
  Hackensack, NJ 07601
Morris and Lynda Feldman                   48,600(10)         1.0%           18,600            30,000
  138-33 78th Road
  Flushing, NY 11367
Menachem Genack                            55,099(11)         1.2%            8,500            46,599
  129 Meadowbrook Road
  Englewood, NJ 07631
R.A.S. Securities Corp.                     4,750(12)         ****            4,750                --
  2 Broadway
  New York, NY 10004
All officers and directors as a
  group (five persons)                  2,212,886(1,2,3,4)     44.3%

---------------
* The address of these persons is at the Company's offices, 3960 Broadway, New York, NY 10032.

** The number of Shares of Common Stock beneficially owned by each person or entity is determined under rules promulgated by the Commission. Under such rules, beneficial ownership includes any shares as to which the person or entity has sole or shared voting power or investment power. Included among the shares owned by such person are any shares which such person or entity has the right to acquire within 60 days after July 15, 1997. Unless otherwise indicated, each person or entity referred to above has sole voting and investment power with respect to the shares listed. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of such shares.

*** None of the Selling Shareholders will own 1% or more of the Company's outstanding shares if they sell all of their shares registered for sale, except Menachem Genack, who will own 1%.

**** Less than 1%.

 (1) Does not include 50,000 shares owned by Dr. Katz's children, their spouses and his grandchildren. Dr. Katz disclaims any beneficial interest in such 50,000 shares. Includes 50,000 shares issuable to Dr. Katz upon his exercise of outstanding options.

 (2) Includes 30,000 shares owned by Mr. Lipstein's minor children. Mr. Lipstein disclaims any beneficial interest in such 30,000 shares. Also includes 25,000 shares issuable to Mr. Lipstein upon his exercise of outstanding options.

 (3) Includes 36,000 shares owned by Mr. Klapholz' minor children. Mr. Klapholz disclaims any beneficial interest in such 36,000 shares. Also includes 10,000 shares issuable to Mr. Klapholz upon his exercise of outstanding options.

 (4) Includes shares owned by Stechler & Company. Also includes 269,536 shares to be issued by the Company to Mr. Stechler or Stechler & Company upon their exercise of outstanding warrants, 79,206 of which are exercisable at $1.00 per share and expire January 19, 2000, 86,930 of which are exercisable at $9.425 per share and expire on December 31, 1997, 36,450 of which are the publicly held Class A Warrants exercisable at $10.00 per share and expire November 3, 1997, 36,450 of which are the publicly held Class B Warrants exercisable at $15.00 per share and expire January 19, 1999, and 30,500 of which are exercisable at $7.87 per share and expire on October 17, 2001.

 (5) Includes 137,707 shares to be issued by the Company to Home Insurance Company upon Home Insurance Company's exercise of outstanding warrants, 127,707 of which are exercisable at $1.00 per share and expire January 19, 2000, and 10,000 of which are exercisable at $12.00 per share and expire July 21, 1997.

 (6) Shares held by four investment funds. The Company believes that Strong Capital Management, Inc. has sole or shared investment and/or voting power for these shares.

 (7) Shares held by two investment funds. The Company believes that Dawson-Samberg Capital Management, Inc. has sole or shared investment and/or voting power for these shares. Includes 31,153 shares issuable upon exercise of outstanding warrants which are not included among the shares registered for sale.

 (8) Does not include 53 shares of Common Stock held in the trading account of a stock brokerage house which is an affiliate of Travelers Insurance Company.

 (9) Shares beneficially owned and registered include shares issuable upon exercise of the following options at the following prices: 120,000 shares at $8.25 per share, expiring December 15, 2005; 120,000 shares at $16.25 per share, expiring July 19, 1997; 120,000 shares at $24.75 per share, expiring January 19, 1999. Shares beneficially owned but not registered include 12,500 shares issuable upon exercise of a warrant at $6.00 per share, expiring June 20, 1999. Does not include approximately 5,000 shares of Common Stock held in the trading account of Patterson Travis, Inc., with whom Mr. Wernick is affiliated. Mr. Wernick disclaims any beneficial interest in such shares.

(10) Includes 10,000 shares of Common Stock issuable upon exercise of Class A Warrants and 10,000 shares issuable upon exercise of Class B Warrants, none of which are included among the shares registered for sale hereby.

(11) Includes 2,639 shares issuable upon exercise of warrants at $7.73 and $7.70 per share, expiring October 17 and November 11, 2001 and 8,000 shares issuable upon exercise of Class A Warrants, none of which are included among the shares registered for sale hereby.

(12) Consists of shares issuable upon exercise of warrants at $12.00 per share, expiring in March and April 1998.

                             EXECUTIVE COMPENSATION

     The following table sets forth the Company's executive compensation paid during the three fiscal years ended December 31, 1996, 1995 and 1994 for the Chief Executive Officer and the Company's most highly compensated executive officers of the Company (other than the Chief Executive Officer) whose cash compensation exceeded $100,000 (the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG TERM COMPENSATION
                                                                      ----------------------------------------------
                                                                        AWARDS
                                     ANNUAL COMPENSATION              ----------                     PAYOUTS
                          -----------------------------------------                          -----------------------
                                                           (E)           (F)                                (I)
                                                          OTHER       RESTRICTED               (H)          ALL
          (A)                      (C)         (D)        ANNUAL        STOCK        (G)       PLAN        OTHER
   NAME AND PRINCIPAL     (B)     SALARY      BONUS    COMPENSATION     AWARDS     OPTIONS   PAYOUTS    COMPENSATION
        POSITION          YEAR     ($)         ($)         ($)           ($)         (#)       ($)          ($)
------------------------  ----   --------     ------   ------------   ----------   -------   --------   ------------
Dr. Steven Katz           1996   $162,451(1)  $8,100*                   50,000
  Chief Executive         1995     74,000(2)   6,000*                       --
  Officer and President   1994     75,980      6,000*                       --
Ron Lipstein              1996   $135,861(1)  $8,100*                   25,000
  Secretary, Treasurer    1995     53,848(2)   6,000*                       --
  and CFO                 1994     71,684(3)   6,000*                       --
Alain Klapholz            1996   $112,249(1)  $3,500*                   10,000
  Vice President          1995     86,871(2)   6,000*                       --
  and Director            1994     56,959(3)   8,500*                       --

---------------
*   In lieu of health insurance.

(1) Includes $37,986, $26,923 and $16,265, paid to Dr. Katz and Messrs. Lipstein and Klapholz, respectively, in 1996 for compensation payable to such persons in 1995, but deferred for lack of funds at the Company's disposal at such time.

(2) Includes amounts for compensation payable to such persons in 1995, but deferred to 1996 for lack of funds at the Company's disposal at such time. See Note (1), above. Also includes $16,154 and $3,113, paid to Messrs. Lipstein and Klapholz, respectively, in 1995 for compensation payable to such persons in 1994, but deferred for lack of funds at the Company's disposal at such time.

(3) Includes amounts for compensation payable to such persons in 1994, but deferred to 1995 for lack of funds at the Company's disposal at such time. See Note (2), above.

BOARD COMPENSATION

     Although Mr. Klapholz is employed on a full-time basis by the Company, and Dr. Eisenberg and Mr. Lipstein on a part-time basis, in 1996, no compensation was paid by the Company to any director for services rendered by him as a director or for committee participation or for special assignments as a director.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information regarding options granted during the fiscal year ended December 31, 1996 by the Company to the Named Officers:

                                                  INDIVIDUAL GRANTS
                                           -------------------------------
                                                           PERCENT OF
                                                         TOTAL OPTIONS
                                           OPTIONS    GRANTED TO EMPLOYEES    EXERCISE OR
                  NAME                     GRANTED       IN FISCAL YEAR       BASE PRICE     EXPIRATION DATE
-----------------------------------------  -------    --------------------    -----------    ---------------
Dr. Steven Katz..........................   30,000            30.4%              $8.50          11/21/2001
                                            20,000            20.3%              $7.00          04/01/2001
Ron Lipstein.............................   10,000            10.1%              $8.50          11/21/2001
                                            15,000            15.2%              $7.00          04/01/2001
Alain Klapholz...........................   10,000            10.1%              $8.50          11/21/2001

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

PLACEMENT AGENTS

     In November 1996, the Company completed a private placement of its securities (the "1996 Private Placement"). The offer and sale of the shares in the 1996 Private Placement was made by the Company, acting through its officers and directors, and certain placement agents, one of which was Joseph Stechler. Mr. Stechler is a director of the Company. The Company paid each placement agent, including Mr. Stechler, cash commissions of 7% of the purchase price for each share sold in the 1996 Private Placement by such person and, in addition to such cash commissions, granted five-year warrants to such placement agent to purchase such number of shares of Common Stock equal to 10% of the number of shares of Common Stock sold by such Placement Agent, exercisable at prices equal to 120% of the prices paid for such shares (the "1996 Private Placement Warrants"). As compensation for his services as a placement agent in connection with the 1996 Private Placement, Mr. Stechler received approximately $140,000 as cash compensation and 30,500 1996 Private Placement Warrants. None of the Company's other directors received any compensation in connection with the 1996 Private Placement.

LICENSE AND CONSULTING AGREEMENTS

     See "Business -- Patents and Proprietary Rights" for a description of the license agreement between Dr. Mark Eisenberg and the Company for use of the technology used to produce the Company's Composite Cultured Skin. See also "Eisenberg Consulting Agreement."

LOAN REPAYMENTS

     In January 1996, from the net proceeds received by the Company from the initial public offering of its securities, $319,500 was used to repay non-interest bearing loans made to the Company from June through November 1, 1995 by Dr. Steven Katz ($196,500), by Dollspart Supply Co., Inc., which is wholly owned by Mr. Ron Lipstein ($50,000), and by Mr. Judah Wernick ($73,000), who is affiliated with the underwriter of such initial public offering. Mr. Wernick was paid interest at the rate of 12% per annum on his loan. The loans from Dr. Katz and Dollspart Supply were non interest bearing.

EXTENSION OF EXPIRATION DATE OF CLASS A WARRANTS

     On July 1, 1997, the Company's Board of Directors extended the expiration date of the Company's publicly traded Class A Warrants from July 19, 1997 to November 3, 1997. Mr. Joseph Stechler, a director of the Company, is the owner of 36,450 Class A Warrants.

                           DESCRIPTION OF SECURITIES

COMMON STOCK

     The Company is authorized to issue 10,000,000 shares of Common Stock, par value $.001 per share, of which 4,641,510 shares are currently issued and outstanding.

     The holders of Common Stock are entitled to one vote per share for the election of directors and with respect to all other matters to be voted on by shareholders. Shares of Common Stock do not have cumulative voting rights. Therefore, the holders of more than 50% of such shares voting for the election of directors can elect all of the directors if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any directors. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of legally available funds. See "Price Range of Common Stock and Dividend Policy." In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. Holders of shares of Common Stock, as such, have no conversion, pre-emptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock.

GENERAL CORPORATION LAW PROVISIONS

     A Delaware statute prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's voting stock) from engaging in a "business combination" with the Delaware corporation for three years following the date the person became an interested stockholder unless generally speaking, the transaction is approved by the Company's Board of Directors and the vote of two thirds of the outstanding shares not owned by such interested stockholder. This statute could have the effect of discouraging, delaying or preventing hostile takeovers, including those that might result in the payment of a premium over market price or changes in control or management of the Company.

TRANSFER AND WARRANT AGENT

     The transfer agent for the Common Stock and the warrant agent for the Company's publicly traded Class A and Class B Warrants is Jersey Transfer and Trust Co., whose address is 201 Bloomfield Avenue, P.O. Box 36, Verona, New Jersey 07044.

                              PLAN OF DISTRIBUTION

     All of the shares of Common Stock offered pursuant to this Prospectus are being offered by the holders thereof (collectively, the "Holders"), and, therefore, the Company will not receive any proceeds resulting from the sale of any of such shares, except for any proceeds from the exercise, if any, of the Options and Warrants.

     The shares of Common Stock included herein may be sold from time to time to purchasers directly by the Holder thereof. Alternatively, the Holders of any such shares may from time to time offer the shares of Common Stock through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Holders and any underwriters, dealers or agents who participate in the distribution of such shares may be deemed to be "underwriters" under the Securities Act, and any discounts, commissions or concessions received by any such persons might be deemed to be underwriting discounts and commissions under the Securities Act.

                        SHARES ELIGIBLE FOR FUTURE SALE

FUTURE SALE OF UNREGISTERED SECURITIES; REGISTRATION RIGHTS

     1,541,156 shares of the Company's presently outstanding shares of Common Stock are "restricted securities," as that term is defined under Rule 144 ("Rule 144") promulgated under the Act. In general, under Rule 144 a person who owns any restricted shares of Common Stock for at least one year may sell in the public securities markets, within any three month period, such number of those restricted shares that does not exceed the greater of one percent of the total number of outstanding shares of the same class or the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of the Company for at least three months immediately preceding the sale and who owns shares of Common Stock that have been held for a period of at least two years is entitled to sell such shares under Rule 144 without regard to any volume limitations. Drs. Eisenberg and Katz and Messrs. Lipstein and Klapholz and members of their families have agreed with the underwriter of the initial public offering of

Ortec's securities not to sell shares owned by them (1,493,720 shares, all but 22,000 of which are restricted shares), prior to January 19, 1998 without the underwriter's written consent. If the underwriter consents to release all the 1,493,720 locked up shares, they would be eligible for immediate sale (subject to the volume limitations of Rule 144).

     Additional shares that are issuable upon exercise of outstanding warrants and options which will be eligible for immediate sale into the public securities markets after such warrants and options are exercised are as follows: 1,200,000 shares for which the exercise price is $10; 1,200,000 shares for which the exercise price is $15; 120,000 shares for which the exercise price is $8.25; 120,000 shares for which the exercise price is $16.50 and 120,000 shares for which the exercise price is $24.75. These are shares issuable upon exercise of the Class A and Class B Warrants and options granted to the Underwriter in connection with the Company's initial public offering of its securities. In addition, 706,179 shares that are issuable upon exercise of other outstanding warrants and options exercisable at prices ranging from $1.00 (for 303,578 shares) to $12.00, are eligible for sale in the public securities markets one or two years after such warrants and options are exercised.

     Up to 350,000 shares issuable upon exercise of stock options granted (161,000) and that may be granted (189,000) under the Company's 1996 Stock Option Plan may be registered under the Securities Act.

     No prediction can be made as to the effect, if any, that sales of those shares of Common Stock, or the availability of those shares for sale, will have on the market prices of the Common Stock prevailing from time to time.

                                 LEGAL MATTERS

     The legality of the Common Stock included in this Prospectus has been passed upon for the Company by Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP, New York, New York. Gabriel Kaszovitz, a member of the firm of Feder, Kaszovitz, Isaacson, Weber, Skala & Bass, LLP, and members of his family, own an aggregate of 12,540 shares of the Company's Common Stock. Mr. Kaszovitz has been granted a warrant expiring April 1, 2000 for the purchase of 10,000 shares of Common Stock at $6.00 per share.

                                    EXPERTS

     The financial statements of the Company included in this prospectus at December 31, 1996 and for each of the two years then ended and the period from March 12, 1991 inception through December 31, 1996 have been audited by Grant Thornton LLP, Independent Certified Public Accountants, as set forth in their report appearing elsewhere herein and are included in reliance upon such report, given on the authority of the firm as experts in accounting and auditing.

                FORWARD LOOKING INFORMATION MAY PROVE INACCURATE

     This Prospectus contains certain forward-looking statements and information relating to the Company that are based on the beliefs of Management, as well as assumptions made by and information currently available to the Company. When used in this document, the words "anticipate," "believe," "estimate," and "expect" and similar expressions, as they relate to the Company, are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions, including those described in this Prospectus. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated or expected. The Company does not intend to update these forward-looking statements.

                             AVAILABLE INFORMATION

     Since January 20, 1996, the Company has been subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with the Exchange Act, the Company has and will continue to file reports, proxy statements and other information with the Commission. Reports and other information filed by the Company may be inspected and copied at the public reference facilities of the Commission in Washington, D.C. Copies of such materials can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Company's Common Stock is listed on the NASDAQ SmallCap Market and reports and information concerning the Company can also be inspected through such exchange. The Company intends to furnish its shareholders with annual reports containing audited financial statements and such other periodic reports as the Company deems appropriate or as may be required by law.

     The Company will provide without charge to each person who receives this Prospectus, upon written or oral request of such person, a copy of any of the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference. Such requests should be directed by mail to Mr. Ron Lipstein, Secretary, Ortec International, Inc., 3960 Broadway, New York, NY 10032, or by telephone at (212) 740-6999.

     The Company has filed with the Commission a Registration Statement on Form SB-2 and all schedules and exhibits thereto under the Securities Act with respect to the Common Stock offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and this Offering, reference is made to such Registration Statement, including the exhibits filed therewith, which may be inspected without charge at the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the Registration Statement may be obtained from the Commission at its principal office upon payment of prescribed fees. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, where the contract or other document has been filed as an exhibit to the Registration Statement, each such statement is qualified in all respects by reference to the applicable document filed with the Commission.

                                    GLOSSARY

     The following Glossary defines certain technical terms and abbreviations used in this Prospectus.

     ALLOGRAFT -- replacement of damaged skin with materials, synthetic or natural, other than a patient's own skin.

     AUTOGRAFT -- transplant of skin from one site of a patient's body onto a wound site that no longer has the capacity to heal spontaneously.

     COLLAGEN -- an insoluble fibrous protein that occurs in vertebrates as the chief constituent of connective tissue fibrils and in bones.

     COMPOSITE CULTURED SKIN -- The Company's product. Produced from cells derived from human infant foreskins obtained during routine infant circumcisions which are separated into dermal and epidermal cells, reproduced and the dermal cells are then grown onto a cross linked bovine collagen sponge and the epidermal cells are grown on top of that sponge to form the Composite Cultured Skin.

     DERMIS -- The lower layer of human skin, beneath the epidermis. A thick fibroelastic layer that consists of cells that generate such fibroelastic material and provide a framework for the support of blood vessels that flow through such layer.

     EB -- EPIDERMOLYSIS BULLOSA -- A congenitally inherited disorder characterized by fragile skin that breaks down easily, leading to infections, ulcerations and contracture that cause deformities of the limbs.

     EPIDERMIS -- The upper layer of human skin. A thin multi-layered cellular sheet of cells approximately 0.5 mm in thickness that is constantly being regenerated through cell division.

     FIBROELASTIC -- Composed of collagen and elastic fibers.

     GOOD MANUFACTURING PRACTICES -- Set of documentation and procedural standards required by the FDA to insure that medical devices are produced according to their specifications.

     IDE APPLICATION -- Investigational Device Exemption Application -- an application to the FDA for permission to use a medical device in human clinical tests.

     PATHOGEN -- Any virus, microorganism, or other substance causing disease.

     PMA APPLICATION -- Premarket approval application submitted to the FDA for the sale of a new proposed medical device that is not substantially equivalent to an already cleared device.

                           ORTEC INTERNATIONAL, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Report of Independent Certified Public Accountants....................................  F-2
Financial Statements..................................................................  --
  Balance Sheets as of December 31, 1996 and March 31, 1997 (Unaudited)...............  F-3
  Statements of Operations for the years ended December 31, 1995 and 1996, for the three months ended March 31, 1996 and 1997 (Unaudited), for the cumulative period from March 12, 1991 (inception) to December 31, 1996 and for the cumulative period from March 12, 1991 (inception) to March 31, 1997 (Unaudited).............  F-4
  Statement of Shareholders' Equity for the cumulative period from March 12, 1991
     (inception) to March 31, 1997 (Unaudited)........................................  F-5
  Statements of Cash Flows for the years ended December 31, 1995 and 1996, for the three months ended March 31, 1996 and 1997 (Unaudited), for the cumulative period from March 12, 1991 (inception) to December 31, 1996 and for the cumulative period from March 12, 1991 (inception) to March 31, 1997 (Unaudited).............  F-6
  Notes to Financial Statements.......................................................  F-7

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Stockholders
  Ortec International, Inc.

     We have audited the accompanying balance sheet of Ortec International, Inc. (a development stage enterprise) (the "Company") as of December 31, 1996, and the related statements of operations, shareholders' equity and cash flows for each of the two years then ended and for the period from March 12, 1991 (inception) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ortec International, Inc. at December 31, 1996, and the results of its operations and its cash flows for each of the two years then ended and for the period from March 12, 1991 (inception) to December 31, 1996, in conformity with generally accepted accounting principles.

GRANT THORNTON LLP

New York, New York
March 18, 1997

                           ORTEC INTERNATIONAL, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                                 BALANCE SHEETS

                                                                     DECEMBER 31,     MARCH 31,
                                                                         1996            1997
                                                                     ------------     ----------
                                                                                      (UNAUDITED)
ASSETS
Current Assets
  Cash and cash equivalents........................................   $7,453,229      $5,486,889
  Marketable securities............................................                    1,032,979
  Prepaid expenses.................................................        7,616           3,750
  Other current assets.............................................        1,958           1,959
                                                                      ----------      ----------
          Total current assets.....................................    7,462,803       6,525,577
Property and Equipment, at Cost
  Laboratory equipment.............................................      578,530         581,796
  Office furniture and equipment...................................      170,830         212,381
  Leasehold improvements...........................................      462,995         573,723
                                                                      ----------      ----------
                                                                       1,212,355       1,367,900
  Less accumulated depreciation and amortization...................     (321,646)       (386,436)
                                                                      ----------      ----------
                                                                         890,709         981,464
Other Assets
  Patent application costs, net of accumulated amortization of
     $1,210 in 1996 and $8,547 in 1997.............................      409,147         411,596
  Deposits.........................................................       29,266          30,873
                                                                      ----------      ----------
                                                                      $8,791,925      $7,949,510
                                                                      ==========      ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Accounts payable.................................................   $  466,077      $  449,100
  Accrued compensation.............................................       39,658          41,094
  Accrued professional fees........................................       64,662          99,741
  Capital lease obligations -- current.............................        5,738          13,674
  Loan payable -- current..........................................       38,018          35,918
                                                                      ----------      ----------
          Total current liabilities................................      614,153         639,527
Long-Term Liabilities
  Capital lease obligations -- noncurrent..........................        9,846          26,110
  Loan payable -- noncurrent.......................................      450,928         441,679
                                                                      ----------      ----------
          Total long-term liabilities..............................      460,774         467,789
Commitments and Contingencies
Shareholders' Equity
  Common stock, $.001 par value; authorized, 10,000,000 shares;
     issued and outstanding, 4,601,963 shares at December 31, 1996
     and 4,606,040 shares at March 31, 1997........................        4,602           4,606
  Additional paid-in capital.......................................   15,573,183      15,577,256
  Deficit accumulated during the development stage.................   (7,860,787)     (8,739,668)
                                                                      ----------      ----------
                                                                       7,716,998       6,842,194
                                                                      ----------      ----------
                                                                      $8,791,925      $7,949,510
                                                                      ==========      ==========

        The accompanying notes are an integral part of these statements.

                           ORTEC INTERNATIONAL, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF OPERATIONS

                                                           THREE MONTHS ENDED MARCH     CUMULATIVE FROM   CUMULATIVE FROM
                                YEAR ENDED DECEMBER 31,               31,               MARCH 12, 1991    MARCH 12, 1991
                               -------------------------   -------------------------    (INCEPTION) TO    (INCEPTION) TO
                                  1995          1996          1996          1997       DECEMBER 31, 1996  MARCH 31, 1997
                               -----------   -----------   -----------   -----------   -----------------  ---------------
                                                           (UNAUDITED)   (UNAUDITED)                        (UNAUDITED)
Revenue
  Interest income............  $     2,685   $   171,057    $   34,471    $   83,861      $   238,215       $   322,076
                               -----------   -----------     ---------     ---------      -----------       -----------
Expenses
  Research and development...      573,392       964,864       221,455       272,693        3,354,416         3,627,109
  Rent.......................       21,732        85,076         6,443        51,365          162,949           214,314
  Consulting.................       34,606       261,633        40,933        62,143          757,396           819,539
  Personnel..................      229,183       730,357       140,016       293,451        1,875,398         2,168,849
  General and
     administrative..........      161,686       727,192       126,844       270,910        1,834,372         2,105,282
  Other expense, net.........        4,809        51,703         1,027        12,180          114,471           126,651
                               -----------   -----------     ---------     ---------      -----------       -----------
                                 1,025,408     2,820,825       536,718       962,742        8,099,002         9,061,744
                               -----------   -----------     ---------     ---------      -----------       -----------
          Net loss...........  $(1,022,723)  $(2,649,768)   $ (502,247)   $ (878,881)     $(7,860,787)      $(8,739,668)
                               ===========   ===========     =========     =========      ===========       ===========
          Net loss per
            share............  $      (.38)  $      (.60)   $     (.14)   $     (.18)     $     (2.77)      $     (2.99)
                               ===========   ===========     =========     =========      ===========       ===========
Weighted average common and
  common equivalent shares
  outstanding................    2,720,208     4,421,637     3,670,195     4,915,774        2,838,265         2,923,615
                               ===========   ===========     =========     =========      ===========       ===========

        The accompanying notes are an integral part of these statements.

                           ORTEC INTERNATIONAL, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                       STATEMENT OF SHAREHOLDERS' EQUITY

                                                                                               DEFICIT
                                                     COMMON STOCK         ADDITIONAL         ACCUMULATED            TOTAL
                                                 --------------------       PAID-IN          DURING THE         SHAREHOLDERS'
                                                  SHARES       AMOUNT       CAPITAL       DEVELOPMENT STAGE        EQUITY
                                                 ---------     ------     -----------     -----------------     -------------
March 12, 1991 (inception) to December 31, 1991
Issuance of stock
  Founders.....................................  1,553,820     $1,554     $      (684)                           $       870
  First private placement ($.30 cash per
    share).....................................    217,440       217           64,783                                 65,000
  The Director ($1.15 and $5.30 cash per
    share).....................................    149,020       149          249,851                                250,000
  Second private placement ($9.425 cash per
    share).....................................     53,020        53          499,947                                500,000
  Share issuance expenses......................                               (21,118)                               (21,118)
  Net loss.....................................                                              $  (281,644)           (281,644)
                                                 ----------    ------      ----------           --------
Balance at December 31, 1991...................  1,973,300     1,973          792,779           (281,644)            513,108
Issuance of stock
  Second private placement ($9.425 cash per
    share).....................................     49,320        49          465,424                                465,473
  Stock purchase agreement with the Director
    ($9.425 cash per share)....................     31,820        32          299,966                                299,998
  Share issuance expenses......................                               (35,477)                               (35,477)
  Net loss.....................................                                                 (785,941)           (785,941)
                                                 ----------    ------      ----------           --------
Balance at December 31, 1992...................  2,054,440     2,054        1,522,692         (1,067,585)            457,161
Issuance of stock
  Third private placement($10.00 cash per
    share).....................................    132,150       132        1,321,368                              1,321,500
  Stock purchase agreement with Home Insurance
    Company ($9.00 cash per share).............    111,111       111          999,888                                999,999
  Stock purchase agreement with the Director
    ($9.425 cash per share)....................     21,220        21          199,979                                200,000
  Shares issued in exchange for commission
    ($10.00 value per share)...................        600         1            5,999                                  6,000
  Share issuance expenses......................                              (230,207)                              (230,207)
  Net loss.....................................                                               (1,445,624)         (1,445,624)
                                                 ----------    ------      ----------           --------
Balance at December 31, 1993...................  2,319,521     2,319        3,819,719         (2,513,209)          1,308,829
Issuance of stock
  Fourth private placement ($10.00 cash per
    share).....................................     39,451        40          397,672                                397,712
  Stock purchase agreement with Home Insurance
    Company ($10.00 cash per share)............     50,000        50          499,950                                500,000
  Share issuance expenses......................                                (8,697)                                (8,697)
  Net loss.....................................                                               (1,675,087)         (1,675,087)
                                                 ----------    ------      ----------           --------
Balance at December 31, 1994...................  2,408,972     2,409        4,708,644         (4,188,296)            522,757
Rent forgiveness...............................                                40,740                                 40,740
Net loss.......................................                                               (1,022,723)         (1,022,723)
                                                 ----------    ------      ----------           --------
Balance at December 31, 1995...................  2,408,972     2,409        4,749,384         (5,211,019)           (459,226)
Issuance of stock
  Initial public offering......................  1,200,000     1,200        5,998,800                              6,000,000
  Exercise of warrants.........................     33,885        34           33,851                                 33,885
  Fifth private placement ($6.49 cash per
    share).....................................    959,106       959        6,219,838                              6,220,797
  Share issuance costs.........................                            (1,580,690)                            (1,580,690)
  Non-cash stock compensation and interest.....                               152,000                                152,000
  Net loss.....................................                                               (2,649,768)         (2,649,768)
                                                 ----------    ------      ----------           --------
Balance at December 31, 1996...................  4,601,963     4,602       15,573,183         (7,860,787)          7,716,998
Issuance of stock
  Exercise of warrants (Unaudited).............      4,077         4            4,073                                  4,077
  Net loss(Unaudited)..........................                                                 (878,881)           (878,881)
                                                 ----------    ------      ----------           --------
Balance at March 31, 1997 (unaudited)..........  4,606,040     $4,606     $15,577,256        $(8,739,668)        $ 6,842,194
                                                 ==========    ======      ==========           ========

         The accompanying notes are an integral part of this statement.

                           ORTEC INTERNATIONAL, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF CASH FLOWS

                                                                   THREE MONTHS ENDED         CUMULATIVE FROM     CUMULATIVE FROM
                                  YEAR ENDED DECEMBER 31,              MARCH 31,              MARCH 12, 1991      MARCH 12, 1991
                                 --------------------------    --------------------------     (INCEPTION) TO      (INCEPTION) TO
                                    1995           1996           1996           1997        DECEMBER 31, 1996    MARCH 31, 1997
                                 -----------    -----------    -----------    -----------    -----------------    ---------------
                                                               (UNAUDITED)    (UNAUDITED)                           (UNAUDITED)
Cash flows from operating
 activities
 Net loss....................... $(1,022,723)   $(2,649,768)   $ (502,247)    $ (878,881)       $(7,860,787)        $(8,739,668)
 Adjustments to reconcile net
   loss to net cash used in
   operating activities
   Deferred occupancy costs.....      (8,265)        (1,327)       (1,327)
   Depreciation and
     amortization...............      57,731        152,290        14,679         72,127            333,094             405,221
   Unrealized loss on marketable
     securities.................                                                                     67,204              67,204
   Realized loss on marketable
     securities.................       5,250                                                          5,250               5,250
   Non-cash stock compensation
     and interest...............                    152,000                                         152,000             152,000
   (Increase) decrease in assets
     Prepaid expenses...........                     (7,616)                       3,866             (7,616)             (3,750)
     Other current assets.......      11,301         (1,901)                                         (1,958)             (1,958)
   Increase (decrease) in
     liabilities
   Accounts payable and accrued
     liabilities................     203,418        133,715      (279,904)        19,539            650,626             670,165
                                 -----------    -----------    -----------    -----------       -----------         -----------
   Net cash used in operating
     activities.................    (753,288)    (2,222,607)     (768,799)      (783,349)        (6,662,187)         (7,445,536)
                                 -----------    -----------    -----------    -----------       -----------         -----------
Cash flows from investing
 activities
 Purchases of property and
   equipment....................     (49,847)      (884,093)     (216,449)      (130,215)        (1,212,355)         (1,342,570)
 Payments for patent
   applications.................     (90,365)       (40,757)       (3,780)        (9,786)          (410,357)           (420,143)
 Organization costs.............                                                                    (10,238)            (10,238)
 Deposits.......................       1,047        (25,210)         (331)        (1,607)           (29,266)            (30,873)
 Purchases of marketable
   securities...................                                              (1,032,979)          (594,986)         (1,627,965)
 Sale of marketable
   securities...................     153,163                                                        522,532             522,532
                                 -----------    -----------    -----------    -----------       -----------         -----------
   Net cash provided by (used
     in) investing activities...      13,998       (950,060)     (220,560)    (1,174,587)        (1,734,670)         (2,909,257)
                                 -----------    -----------    -----------    -----------       -----------         -----------
Cash flows from financing
 activities
 Proceeds from issuance of notes
   payable...................... $   515,500                                                    $   515,500         $   515,500
 Proceeds from issuance of
   common stock.................                $12,254,682    $6,012,866     $    4,077         17,255,235          17,259,312
 Share issuance expenses........                 (1,580,690)     (826,097)                       (1,870,189)         (1,870,189)
 Proceeds from loan payable.....                    500,000                                         500,000             500,000
 Repayment of capital lease
   obligations..................                     (4,554)                      (1,131)            (4,554)             (5,685)
 Repayment of loan payable......                    (30,406)                     (11,350)           (30,406)            (41,756)
 Repayment of notes payable.....                   (515,500)     (515,500)                         (515,500)           (515,500)
                                 -----------    -----------    -----------    -----------       -----------         -----------
   Net cash provided by (used
     in) financing activities...     515,500     10,623,532     4,671,269         (8,404)        15,850,086          15,841,682
                                 -----------    -----------    -----------    -----------       -----------         -----------
   NET (DECREASE) INCREASE IN
     CASH AND CASH
     EQUIVALENTS................    (223,790)     7,450,865     3,681,910     (1,966,340)         7,453,229           5,486,889
Cash and cash equivalents at
 beginning of period............     226,154          2,364         2,364      7,453,229
                                 -----------    -----------    -----------    -----------       -----------         -----------
Cash and cash equivalents at end
 of period...................... $     2,364    $ 7,453,229    $3,684,274     $5,486,889        $ 7,453,229         $ 5,486,889
                                 ===========    ===========    ===========    ===========       ===========         ===========
Supplemental disclosures of cash
 flow information:
 Noncash financing activities
   Deferred offering costs
     included in accrued
     professional fees.......... $   314,697                                                    $   314,697         $   314,697
   Forgiveness of rent
     payable....................      40,740                                                         40,740              40,740
 Cash paid for interest.........                $    14,792                   $   13,440             14,792              28,232
 Cash paid for income taxes.....                      1,120                       12,390                                 13,510

        The accompanying notes are an integral part of these statements.

                           ORTEC INTERNATIONAL, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                         NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1995 AND 1996
         (INFORMATION AS OF MARCH 31, 1997, FOR THE THREE MONTHS ENDED
  MARCH 31, 1996 AND 1997, AND FOR THE PERIOD FROM MARCH 12, 1991 (INCEPTION)
                        TO MARCH 31, 1997 IS UNAUDITED)

NOTE A -- FORMATION OF THE COMPANY AND BASIS OF PRESENTATION

  Formation of the Company

     Ortec International, Inc. ("Ortec" or the "Company") was incorporated in March 1991 as a Delaware corporation to secure and provide funds for the further development of the technology developed by Dr. Mark Eisenberg of Sydney, Australia, to replicate in the laboratory, composite cultured skin for use in skin transplant procedures (the "Technology"). Pursuant to a license agreement dated June 7, 1991, Dr. Eisenberg has granted Ortec a license for a term of ten years, which may be automatically renewed by Ortec for two additional ten-year periods, to commercially use and exploit the Technology for the development of products, subject to certain limitations. At the expiration or earlier termination of the agreement, Dr. Eisenberg is entitled to the exclusive rights in the Technology, and Ortec is entitled to the exclusive rights to all improvements to the Technology developed during the license period.

     The Skin Group, Ltd. (the "Skin Group") also was formed as a Delaware corporation, in March 1991, to raise funds for development of the Technology. On July 27, 1992, the Skin Group was merged with and into Ortec. Owners of Skin Group shares were given .83672 of an Ortec share for each Skin Group share. The merger was accounted for as if it were a pooling of interests and, accordingly, the accompanying financial statements include the accounts of the Skin Group for all periods presented.

  Basis of Presentation

     The Company is a development stage enterprise, and has neither realized any operating revenue nor has any assurance of realizing any future operating revenue. Successful future operations depend upon the successful development and marketing of the Composite Cultured Skin to be used in skin replacement procedures.

  Initial Public Offering

     On January 19, 1996, the Company completed an initial public offering ("IPO") of 1,200,000 units. Each unit consists of one share of the Company's common stock, one Class A warrant to purchase one share of common stock at $10, expiring July 1997 and one Class B warrant to purchase one share of common stock at $15, expiring January 1999. The Class A and B warrants will be redeemable by the Company at $.01 per warrant, if the market price of the Company's common stock equals or exceeds $10 for 10 consecutive trading days during a specified period, as defined.

     The IPO raised gross proceeds of approximately $6,000,000, of which $800,000, $537,500 and approximately $315,000 were used to pay underwriting commissions, notes payable and deferred offering costs, respectively, thereby providing the Company with net proceeds of approximately $4,347,500. The Company intends to use the proceeds for continued research and development of composite cultured skin transplants, performing human clinical trials and general corporate purposes.

NOTE B -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  1.  Research and Development Costs

     All research and development costs, including payments related to licensing agreements on products under development and research consulting agreements are expensed when incurred.

                           ORTEC INTERNATIONAL, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

                           DECEMBER 31, 1995 AND 1996
         (INFORMATION AS OF MARCH 31, 1997, FOR THE THREE MONTHS ENDED
  MARCH 31, 1996 AND 1997, AND FOR THE PERIOD FROM MARCH 12, 1991 (INCEPTION)
                        TO MARCH 31, 1997 IS UNAUDITED)

  2.  Depreciation and Amortization

     Property and equipment are carried at cost, less any grants received for construction. In 1996, the Company received a $400,000 grant toward the construction of its new laboratory and office facilities (see Note I).

     Office furniture and equipment and laboratory equipment are depreciated on the straight-line basis over the estimated lives of the assets (5 years). Leasehold improvements are amortized over the shorter of the term of the related lease or life of the asset.

  3.  Patent Application Costs

     Patent application costs relate primarily to the Company's U.S. patent application and consist of legal fees and other direct fees incurred therefor. The recoverability of the patent application costs is dependent upon, among other matters, obtaining FDA approval for use on the underlying technology as a medical device, and such approval is both costly and lengthy. On December 10, 1996, the U.S. Patent Office reissued the Company's composite cultured skin patent.

  4.  Foreign Currency Translation

     The Company conducts research and development at its laboratory in Sydney, Australia. However, because all Australian expenditures are funded from the United States, the Company has determined that the functional currency of its Australian office is the U.S. dollar. Accordingly, current assets and current liabilities are translated using the exchange rate in effect at the balance sheet date, and income and expense accounts are translated at the average rate in effect during the year. Unrealized gains and losses arising from the translation of foreign currency are included in the results of operations for all periods presented. Noncurrent assets and liabilities are translated at historical rates, because the effect is not material to the financial statements.

  5.  Use of Estimates

     In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  6.  Income Taxes

     Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                           ORTEC INTERNATIONAL, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

                           DECEMBER 31, 1995 AND 1996
         (INFORMATION AS OF MARCH 31, 1997, FOR THE THREE MONTHS ENDED
  MARCH 31, 1996 AND 1997, AND FOR THE PERIOD FROM MARCH 12, 1991 (INCEPTION)
                        TO MARCH 31, 1997 IS UNAUDITED)

  7.  Cash and Cash Equivalents

     For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with original maturities of three months or less to be cash equivalents. Cash equivalents consist principally of money market funds and short-term notes and bonds. The market value of the cash equivalents approximates cost.

  8.  Certain Reclassifications

     Certain reclassifications have been made to conform to the March 31, 1997 presentation.

  9.  Net Loss Per Share

     Net loss per common share is based on the weighted average number of common shares outstanding during the periods. The Company granted, on the closing date of its initial public offering, four-year warrants to purchase an aggregate of 389,045 shares at $1.00 per share to certain shareholders who participated in previous private placements of the Company's common stock. Such warrants have been granted to existing stockholders who purchased their shares at prices of $9.00 or more per share in such private placements and who had entered into lock-up agreements agreeing not to sell or otherwise transfer their shares without the underwriter's written consent for a period of one year after the closing date. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, such warrants to be granted by the Company (using the treasury stock method and the initial public offering price of $5.00 per share) have been included in the calculation of common and common equivalent shares outstanding as if they were outstanding for all periods presented. All other options and warrants granted by the Company have not been included in the calculation of common and common equivalent shares outstanding because such options and warrants were antidilutive. Earnings per share are computed by dividing net income by the weighted average number of common shares outstanding.

  10.  Impairment of Long-Lived Assets

     The Company reviews long-lived assets and certain identifiable intangibles held and used for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company has determined that no provision is necessary for the impairment of long-lived assets at March 31, 1997.

  11.  Marketable Securities

     The Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115"), on January 1, 1994. Investments pursuant to SFAS No. 115 are classified in three categories. Those securities classified as "trading" or "available for sale" are reported at fair value. Debt securities classified as "held to maturity" are reported at amortized cost. Marketable securities consist principally of investments in United States Treasury Bills which mature in January 1998, and are classified as "held to maturity."

  12.  Interim Financial Information

     The financial information presented as of March 31, 1997, for the three months ended March 31, 1996 and 1997, and for the period from inception (March 12, 1991) to March 31, 1997 and events subsequent to March 31, 1997 disclosed in the notes to the financial statements are unaudited. In the opinion of

                           ORTEC INTERNATIONAL, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

                           DECEMBER 31, 1995 AND 1996
         (INFORMATION AS OF MARCH 31, 1997, FOR THE THREE MONTHS ENDED
  MARCH 31, 1996 AND 1997, AND FOR THE PERIOD FROM MARCH 12, 1991 (INCEPTION)
                        TO MARCH 31, 1997 IS UNAUDITED)

management, this unaudited financial information contains all adjustments (which consist of normal recurring accrual adjustments) necessary for a fair presentation for the interim periods presented. The results for the interim periods are not necessarily indicative of results expected for the full year.

NOTE C -- CONCENTRATION OF CREDIT RISK

     The Company maintains cash and cash equivalents at two financial institutions located in New York City. Accounts at each institution are insured by the Securities Investors Protection Corporation up to $500,000. Uninsured balances aggregate to approximately $6,500,000 at December 31, 1996 and $5,000,000 at March 31, 1997. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

NOTE D -- PATENTS

     The patent is stated at cost less amortization computed by the straight-line method principally over 14 years. Accumulated amortization related to the patent was approximately $1,200 at December 31, 1996 and $8,500 at March 31, 1997.

     There can be no assurance that such patent reissued may not be successfully challenged in court proceedings. Nor can there be any assurance that any patent will provide commercial benefits to the Company.

NOTE E -- CAPITAL LEASE OBLIGATIONS

     During 1996, the Company entered into a three-year capital lease agreement for the phone system at its New York City location. The lease calls for payments to be made monthly at an effective interest rate of 15.88%.

     During March 1997, the Company entered into two three-year capital lease agreements to acquire certain lab equipment. The leases call for payments to be made monthly at effective rates of 14.87% and 15.48%.

     The future minimum lease payments and the present value of the net minimum lease payments as of March 31, 1997 are as follows:

        Year ending March 31,
          1998.............................................................  $19,014
          1999.............................................................   18,363
          2000.............................................................   11,482
                                                                             -------
        Total minimum lease payments.......................................   48,859
        Less amount representing interest..................................    9,075
                                                                             -------
        Present value of net minimum lease payments........................  $39,784
                                                                             =======
        Current portion....................................................  $13,674
        Noncurrent portion.................................................   26,110
                                                                             -------
                                                                             $39,784
                                                                             =======

     The Company has recorded $3,604 and $5,447 in accumulated amortization on the property purchased under the capital lease as of December 31, 1996 and March 31, 1997, respectively.

                           ORTEC INTERNATIONAL, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

                           DECEMBER 31, 1995 AND 1996
         (INFORMATION AS OF MARCH 31, 1997, FOR THE THREE MONTHS ENDED
  MARCH 31, 1996 AND 1997, AND FOR THE PERIOD FROM MARCH 12, 1991 (INCEPTION)
                        TO MARCH 31, 1997 IS UNAUDITED)

NOTE F -- LOAN PAYABLE

     During 1996, the Company obtained a loan from the landlord of its new laboratory for the construction of, and equipment for, the leased facility. The loan is payable in monthly installments of $6,000 through July 1, 2006, with interest payable monthly at the effective rate of 7.98%.

     Minimum payments to be made under the terms of the loan for the five years following March 31, 1997 are as follows:

        Year ending March 31,
          1998............................................................  $ 72,733
          1999............................................................    72,733
          2000............................................................    72,733
          2001............................................................    72,733
          2002............................................................    72,733
          2003 and thereafter.............................................   315,177
                                                                             -------
                                                                             678,842
        Less amount representing interest.................................   201,245
                                                                             -------
        Net present value of future loan payments at 7.98%................  $477,597
                                                                             =======

NOTE G -- EQUITY TRANSACTIONS

     In January 1993, Ortec effected a stock split and granted twenty new shares of common stock of $.001 par value for each outstanding share of common stock. This stock split is retroactively reflected in the accompanying financial statements and all references to shares are to the new shares with per share amounts appropriately adjusted.

     Pursuant to an agreement between Dr. Eisenberg and the other founders (the "Other Founders"), a business relationship was formed by the founders for the manufacture and sale of products derived from the Technology (the "Business Agreement"). Under the terms of the Business Agreement, Dr. Eisenberg, who was the owner of all the capital stock of Ortec (600,000 shares) agreed to license the Technology to Ortec and sell 70% of Ortec's shares for a purchase price of $1,000,000 to the Skin Group. Dr. Eisenberg was paid $85,000 in connection with this agreement as reimbursement for his expenses ($35,000 during the period from inception (March 12, 1991) to December 31, 1991 and $50,000 during the year ended December 31, 1992).

     The "Other Founders" initially owned all of the stock of the Skin Group (953,820 shares). In March 1991, the Skin Group issued, in a private placement, 217,440 shares for $65,000. In June and October 1991, the Skin Group issued 130,160 and 18,860 shares, to a director of the Company (the "Director") for $150,000 and $100,000, respectively. Commencing in November 1991, the Skin Group issued 79,480 shares under a second private placement for $750,006 (26,460 shares during the year ended December 31, 1992). On July 27, 1992, the Skin Group was merged with and into Ortec.

     Also under the second private placement 22,860 shares of Ortec were issued for $215,467. In addition, the Director was granted warrants to purchase 7,360 shares of Ortec at $9.425 per share.

     Pursuant to a stock purchase agreement entered into with the Director in June 1992, 53,040 shares of Ortec were sold to the Director for a total purchase price of $499,998. In addition, the Director was granted warrants to purchase 79,570 shares at an exercise price of $9.425 per share. The purchase price was payable in

                           ORTEC INTERNATIONAL, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

                           DECEMBER 31, 1995 AND 1996
         (INFORMATION AS OF MARCH 31, 1997, FOR THE THREE MONTHS ENDED
  MARCH 31, 1996 AND 1997, AND FOR THE PERIOD FROM MARCH 12, 1991 (INCEPTION)
                        TO MARCH 31, 1997 IS UNAUDITED)

installments and shares and warrants were issued in installments pro rata with the payment of the purchase price. During the years ended December 31, 1993 and 1992, the Director paid $200,000 and $299,998, respectively, and was issued 21,220 and 31,820 shares, respectively. The agreement also provided that, if at any time within two years of the agreement, the Director introduced other persons or entities who purchased shares in the Company in a private placement, he was entitled to receive warrants to purchase ten percent of the number of shares purchased by such persons or entities, at an exercise price equal to the price paid by such persons or entities. No such warrants have been issued to the Director.

     Further, in connection with the Director's purchase of the 53,040 shares, in 1993, the Other Founders granted to the Director options to purchase from them an aggregate of 74,000 Ortec shares, at a price of $5 per share. In 1993, the Director has exercised such option in part, and purchased 49,000 shares from the Other Founders at the option price of $5 per share. The remaining balance of such options expired April 15, 1994. Since the Director provides no services to the Company, the fair value ascribed to such options, approximately $327,000, is not reflected as a transaction in the accompanying financial statements.

     Pursuant to a third private placement that commenced on January 13, 1993, and concluded on March 31, 1993, Ortec sold an aggregate of 109,650 shares at $10 per share ($1,096,500). Subsequent to such offering, in 1993, the Company sold an additional 22,500 shares at $10 per share ($225,000). In connection with such purchases, all purchasers received certain registration rights.

     Pursuant to a Stock Purchase Agreement dated July 19, 1993, by and between Ortec and the Home Insurance Company ("Home Insurance"), the Company sold to Home Insurance 111,111 shares of common stock for an aggregate purchase price of $999,999, or $9 per share. In connection with such purchase, Home Insurance received certain registration rights.

     In addition, in 1993, the Company issued 600 shares to an individual as compensation for commissions in connection with the sale of the Company's shares. Such commissions are included in share issuance expenses. The stock issued was valued at $10 per share.

     In August 1993, the Director entered into a stock option agreement with Dr. Eisenberg and the Other Founders, pursuant to which he received the right to purchase an aggregate of 100,000 shares owned by such persons in various amounts and at various times, at a purchase price of $10 per share. As of December 31, 1993, the Director has exercised options and purchased 5,000 shares under such agreement at $10 per share. As of March 31, 1997, options expiring July 15, 1997 to purchase 27,000 shares remain outstanding under this agreement.

     Pursuant to a fourth private placement consummated in July 1994, Ortec sold an aggregate of 39,451 shares at between $10 and $10.25 per share for aggregate proceeds of $397,712.

     Pursuant to a Stock Purchase Agreement dated July 22, 1994, between Ortec and Home Insurance, the Company sold to Home Insurance 50,000 shares of common stock for an aggregate purchase price of $500,000, or $10 per share. In connection with such purchase, Home Insurance received certain registration rights and warrants to purchase 10,000 shares of common stock at $12 per share, expiring July 21, 1997.

     On January 19, 1996, the Company completed an initial public offering ("IPO") of 1,200,000 units for aggregate proceeds of $6,000,000. Each unit consists of one share of the Company's common stock, one Class A warrant to purchase one share of common stock at $10, expiring July 1997, and one Class B warrant to purchase one share of common stock at $15, expiring January 1999. The Class A and B warrants will be

                           ORTEC INTERNATIONAL, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

                           DECEMBER 31, 1995 AND 1996
         (INFORMATION AS OF MARCH 31, 1997, FOR THE THREE MONTHS ENDED
  MARCH 31, 1996 AND 1997, AND FOR THE PERIOD FROM MARCH 12, 1991 (INCEPTION)
                        TO MARCH 31, 1997 IS UNAUDITED)

redeemable by the Company at $.01 per warrant, if the market price of the Company's common stock equals or exceeds $10 for 10 consecutive trading days during a specified period, as defined.

     In November 1996, the Company completed a private placement of its securities from which it received gross proceeds of $6,220,797 and net proceeds of approximately $5,733,000 (after deducting approximately $487,000 in placement fees and other expenses of such private placement). The Company sold 959,106 shares of common stock in such private placement at average prices of $6.49 per share. In addition, the Company granted five-year warrants to placement agents to purchase such number of shares equal to 10% of the number of shares of common stock sold by such placement agents, exercisable at prices equal to 120% of the prices paid for such shares. Pursuant to the purchasers' request, the Company registered all 959,106 shares.

     During 1992, the Company issued warrants to purchase 6,660 shares at $9.425 per share, and during 1995 the Company issued warrants to purchase 2,000 shares at $10 per share to members of the Scientific Advisory Board of the Company and certain others. During 1996, the Company issued warrants to purchase 242,101 shares at $6 to $12 per share to the Director and certain others. These warrants expire at various dates through November 2001.

     On January 20, 1996, the Company granted "lock-up warrants" entitling shareholders to purchase an aggregate of 389,045 shares of the Company's common stock at a price of $1.00 per share. All such warrants expire on January 18, 2000. At different times during 1996, seven persons exercised such warrants and purchased 33,885 shares of common stock at the $1.00 per share exercise price. During the three months ended March 31, 1997 approximately 4,077 warrants were exercised. The issuance of such lock-up warrants was in consideration for such shareholders signing lock-up agreements agreeing not to sell or transfer shares of the Company's common stock purchased at prices of $9.00 or more per share until January 20, 1997.

     Outstanding warrants granted as of March 31, 1997 are summarized as follows:

                                                                      PRICE
                                                                      RANGE           SHARES
                                                                -----------------     -------
    March 12, 1991 (inception) to December 31, 1991
      The Director............................................  $ 9.425                 7,360
                                                                ------                -------
    Balance, December 31, 1991................................    9.425                 7,360
      Scientific Advisory Board...............................    9.425                 4,660
      Second private placement................................    9.425                 2,680
      The Director............................................    9.425                47,740
                                                                ------                -------
    Balance, December 31, 1992................................    9.425                62,440
      The Director............................................    9.425                31,830
      Third private placement.................................   12.00                 14,400
      Scientific Advisory Board...............................    9.425                 2,000
                                                                ------                -------
    Balance, December 31, 1993................................    9.425  -  12.00     110,670
      Home Insurance Company..................................   12.00                 10,000
                                                                ------                -------
    Balance, December 31, 1994................................    9.425  -  12.00     120,670
      Scientific Advisory Board...............................   10.00                  4,000
      Expired.................................................    9.425                (2,680)
                                                                ------                -------

                           ORTEC INTERNATIONAL, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

                           DECEMBER 31, 1995 AND 1996
         (INFORMATION AS OF MARCH 31, 1997, FOR THE THREE MONTHS ENDED
  MARCH 31, 1996 AND 1997, AND FOR THE PERIOD FROM MARCH 12, 1991 (INCEPTION)
                        TO MARCH 31, 1997 IS UNAUDITED)

                                                                      PRICE
                                                                      RANGE           SHARES
                                                                     ------           -------
    Balance, December 31, 1995................................    9.425  -  12.00     121,990
      Columbia University.....................................   10.00                  5,000
      The Director............................................    7.87                 30,500
      Fifth Private Placement.................................    6.00   -   8.00      87,061
      Lock-up warrants........................................    1.00                389,045
      Exercised...............................................    1.00                (33,885)
      Expired.................................................   12.00                 (2,450)
                                                                ------                -------
    Balance, December 31, 1996................................    1.00   -  12.00     597,261
      Exercised...............................................    1.00                 (4,077)
                                                                ------                -------
    BALANCE, MARCH 31, 1997 (UNAUDITED).......................  $ 1.00   -  12.00     593,184
                                                                ======   =  =====     =======

NOTE H -- STOCK OPTIONS AND STOCK PURCHASE WARRANTS
     In April 1996, the Board of Directors and stockholders approved the adoption of a stock option plan (the "Plan"). The Plan provides for the grant of options to purchase up to 350,000 shares of the Company's common stock. These options may be granted to employees, officers of the Company, nonemployee directors of the Company and consultants to the Company. The Plan provides for granting of options to purchase the Company's common stock at not less than the fair value of such shares on the date of the grant.

     The following table summarizes option activity for the year ended December 31, 1996 and the three months ended, March 31, 1997 and the three months ended March 31, 1997:

                                                                         WEIGHTED AVERAGE
                                                             NUMBER       EXERCISE PRICE
                                                             -------     ----------------
        Granted............................................  156,000          $ 7.08
        Exercised..........................................       --              --
        Forfeited, expired.................................       --              --

     As of December 31, 1996, options outstanding for 156,000 shares were exercisable at prices ranging from $6.00 to $8.50, and the weighted remaining contractual life was 2.5 years. The exercise price for all stock options awarded has been determined by the Board of Directors of the Company. All options awarded in 1996 become exercisable on the grant date. No options were issued during the three months ended March 31, 1997. In April 1997, the Company awarded an employee of the Company a five-year incentive stock option to purchase up to 5,000 shares of the Company's common stock at an exercise price of $7.00.

     The following table summarizes option data as of December 31, 1996:

                         NUMBER         WEIGHTED AVERAGE                           NUMBER
RANGE OF EXERCISE   OUTSTANDING AS OF      REMAINING       WEIGHTED AVERAGE   EXERCISABLE AS OF   WEIGHTED AVERAGE
      PRICES        DECEMBER 31, 1996   CONTRACTUAL LIFE    EXERCISE PRICE    DECEMBER 31, 1996    EXERCISE PRICE
------------------  -----------------   ----------------   ----------------   -----------------   ----------------
$6.00 to $8.50....       156,000            2.5 years           $ 7.08             156,000             $ 7.08

     In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). SFAS No. 123 established financial accounting and reporting standards for stock-based employee compensation plans. The financial accounting standards of SFAS No. 123 permit companies to either continue accounting for stock-based compensation under existing rules or adopt SFAS No. 123 and begin reflecting the fair value of stock options and other forms of stock-

                           ORTEC INTERNATIONAL, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

                           DECEMBER 31, 1995 AND 1996
         (INFORMATION AS OF MARCH 31, 1997, FOR THE THREE MONTHS ENDED
  MARCH 31, 1996 AND 1997, AND FOR THE PERIOD FROM MARCH 12, 1991 (INCEPTION)
                        TO MARCH 31, 1997 IS UNAUDITED)

based compensation in the results of operations as additional expense. The disclosure requirements of SFAS No. 123 require companies which elect not to record the fair value in the statement of operations to provide pro forma disclosures of net income and earnings per share in the notes to the financial statements as if the fair value of stock-based compensation has been recorded.

     The Company will continue to follow Accounting Principles Board Opinion No. 25 and its related interpretations in accounting for its stock-based compensation plans. Accordingly, no compensation cost has been recognized in the statement of operations for its employee stock option plan.

     The Company utilized the Black-Scholes option-pricing model to quantify the pro forma effects on net income and earnings per common share of the fair value of the options granted during 1996. The following assumptions were made in estimating fair value.

        Dividend yield....................................................      0.00%
        Risk-free interest rate...........................................      5.64%
        Expected option life
          Directors and officers..........................................  2.5 years
          Others..........................................................  2.5 years
        Expected volatility...............................................     27.62%

     Had compensation cost been determined under SFAS No. 123 for the year ended December 31, 1996, net loss and loss per share would have been increased as follows:

        Net earnings (loss)
          As reported...................................................  $(2,649,768)
          Pro forma for stock options...................................   (2,831,413)
        Pro forma earnings (loss) per share
          As reported...................................................  $      (.60)
          Pro forma for stock options...................................         (.64)

     During the initial phase-in period of SFAS No. 123, such compensation expense may not be representative of the future effect of applying this statement.

NOTE I -- COMMITMENTS AND CONTINGENCIES

  Agreement With Dr. Eisenberg

     Pursuant to an amended agreement, the Company has engaged the services of Dr. Eisenberg as a consultant through August 31, 2005. The consulting agreement may be renewed for an additional two years unless terminated by either party prior to such renewal period. Under the agreement, Dr. Eisenberg is obligated to devote twenty hours per week to Company business and is entitled to an annual compensation for such services with annual increases, as defined, of not less than $3,000. In addition, Dr. Eisenberg is paid $58 per hour for services in excess of twenty hours per week. The agreement also provides for a bonus in the event the Company files for the registration of any patent. The bonus, which shall be determined by the Board of Directors of the Company, shall not be less than $30,000 per patent registration, but may not aggregate more than $60,000 during any twelve-month period. To date, no bonuses have been earned by Dr. Eisenberg. For each of the years ended December 31, 1996 and 1995, Dr. Eisenberg earned approximately $73,000 for consulting services and approximately $381,000 for the period from inception to December 31, 1996, which is included in research and development expense. For the three months ended March 31, 1997 and 1996,

                           ORTEC INTERNATIONAL, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

                           DECEMBER 31, 1995 AND 1996
         (INFORMATION AS OF MARCH 31, 1997, FOR THE THREE MONTHS ENDED
  MARCH 31, 1996 AND 1997, AND FOR THE PERIOD FROM MARCH 12, 1991 (INCEPTION)
                        TO MARCH 31, 1997 IS UNAUDITED)

Dr. Eisenberg earned approximately $18,250 and $12,200, respectively, for consulting services and approximately $399,000 for the period from inception to March 31, 1997, which is included in research and development expense. Included in accrued professional fees at March 31, 1997 and December 31, 1996 are $45,328 representing unpaid consulting fees to Dr. Eisenberg.

  Manufacturing Agreements

     In October 1991, the Company entered into an agreement with Cornell University Medical College ("Cornell"), a medical institution in New York City, for Cornell to produce and supply the Company, on an exclusive basis and using Dr. Eisenberg's technology, all of the cultured skin equivalent necessary for the Company's use in human clinical tests in the United States. For each of the years ended December 31, 1996 and 1995, fees earned by Cornell amounted to approximately $258,000 and approximately $1,145,000 for the period from inception to December 31, 1996. The Cornell arrangement was terminated by December 31, 1996.

     The cultured skin equivalent to be used in human clinical tests in Australia is produced in the Company's laboratory in Sydney, Australia.

     The Company recently entered into an agreement with the New Jersey Center for Biomaterials and Medical Devices (the "New Jersey Center"), whereby the Company and the New Jersey Center will collaborate on research focusing on the development of collagen-based biomaterials for soft tissue repair, specifically targeting the development of a second generation collagen matrix to be used for the production of the Company's Composite Cultured Skin. The New Jersey Center is a cooperative research initiative sponsored by the University of Medicine and Dentistry of New Jersey, Rutgers University and the New Jersey Institute of Technology, and receives financial support from the New Jersey Commission of Science and Technology. The Company has agreed to contribute $40,000 of the $100,000 cost of such research. The Company will pay such $40,000 in quarterly payments of $10,000 each. The $10,000 payment for the first quarter has already been paid by the Company.

  FDA Consultant

     The Company retains Oxford Research International Corp. ("Oxford") to assist it in the FDA approval process, including the preparation of applications and related documentation and monitoring of all phases of the clinical trials. The agreement has a term of one year and is automatically renewable for additional one-year periods subject to termination at will. Fees payable to Oxford are based on Oxford's per diem charge. For the year ended December 31, 1996, the Company has paid Oxford $61,000. For the three months ended March 31, 1997 and 1996, the Company has paid Oxford approximately $20,900 and $7,300, respectively, and $82,000 for the period from inception to March 31, 1997.

  Occupancy Arrangements

     In May 1992, the Company entered into a noncancellable operating lease for its research laboratory in Sydney, Australia with Dr. Eisenberg's father. The lease may be renewed for an additional three years after May 1997 at the then prevailing market rent for similar properties. Rental expense is recognized on a straight-line basis, rather than in accordance with base payment schedules for purposes of recognizing a constant annual rental expense. In addition, the lease provides for the review of the rental commitment with provision to increase the rent by a percentage fixed by the agreement. Also, the Company is liable for operating expenses as defined. The future minimum rental commitments under this lease are as follows:

                           ORTEC INTERNATIONAL, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

                           DECEMBER 31, 1995 AND 1996
         (INFORMATION AS OF MARCH 31, 1997, FOR THE THREE MONTHS ENDED
  MARCH 31, 1996 AND 1997, AND FOR THE PERIOD FROM MARCH 12, 1991 (INCEPTION)
                        TO MARCH 31, 1997 IS UNAUDITED)

            Year ending December 31, 1997..............................  $ 12,667
                                                                          =======

     During the year ended December 31, 1995, Dr. Eisenberg's father waived the rights to $40,740 of unpaid rent which was accounted for as additional paid-in capital.

     In March 1996, the Company entered into a five-year lease with Columbia University for the Company's new laboratory and offices in Columbia's new Audubon Biomedical Science and Technology Park in New York City. Construction of the new laboratory and office facility was completed in July 1996 and became fully operational in November 1996. In addition, Columbia has agreed to provide the Company with a grant of $400,000 and a ten-year self-amortizing loan with interest at the rate charged by Columbia's bank for up to an additional $600,000, to build and equip the Company's laboratory. Annual aggregate lease payments will approximate $130,000. The Company also granted Columbia a warrant expiring March 2001 to purchase 5,000 shares of common stock at an exercise price of $10 per share. The Company will use its new laboratory to produce its Composite Cultured Skin for use in the remaining FDA-approved human clinical trials and for further research to develop the Company's proprietary technology for treatment of other wounds. The Company expects at a later date to further equip its new laboratory for use as a pilot production facility for its Composite Cultured Skin.

     The Company conducts a major portion of its operations at a leased facility in New York, New York. The lease term is five years, expiring in June 2001. The minimum rental payments due over the term of the lease at March 31, 1997 are as follows:

        Year ending March 31,
          1998............................................................  $ 129,713
          1999............................................................    129,713
          2000............................................................    134,877
          2001............................................................    141,305
          2002............................................................     35,752
                                                                             --------
                                                                            $ 571,360
                                                                             ========

     Total rent expense under the lease for the year ended December 31, 1996, and the three months ended March 31, 1997 amounted to approximately $70,300 and $32,400, respectively, and $102,700 for the period from inception to March 31, 1997.

  Contingencies

     A competitor has advised the Company of a potential patent infringement on at least one of its United States patents. Management believes, based on the advice of patent counsel, the Company has not infringed such patents.

     Approximately two years ago, the University of Minnesota advised the Company that it has a claim against the Company for $82,970 allegedly owed pursuant to a contract requiring the University of Minnesota to perform research for cryopreservation of the Company's product. The Company has denied any liability and, accordingly, no amounts relating to this matter have been provided for by the Company.

     Management does not believe that the resolution of the above matters will have a material adverse effect on the financial condition or results of operations of the Company.

                           ORTEC INTERNATIONAL, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

                           DECEMBER 31, 1995 AND 1996
         (INFORMATION AS OF MARCH 31, 1997, FOR THE THREE MONTHS ENDED
  MARCH 31, 1996 AND 1997, AND FOR THE PERIOD FROM MARCH 12, 1991 (INCEPTION)
                        TO MARCH 31, 1997 IS UNAUDITED)

  Government Regulation

     The Company is subject to extensive government regulation. Products for human treatment are subject to rigorous preclinical and clinical testing procedures as a condition for approval by the Food and Drug Administration ("FDA") and by similar authorities in foreign countries prior to commercial sale. Presently, the Company is continuing to submit the results of its human clinical trials to the FDA; however, it is not possible for the Company to determine whether the results achieved from the human clinical trials will be sufficient to obtain FDA approval.

NOTE J -- RELATED PARTY TRANSACTIONS

     The "Other Founders" were paid fees for services rendered of approximately $378,000 and $207,000 for the years ended December 31, 1996 and 1995, respectively (in the aggregate, approximately $1,358,000 for the period from inception to December 31, 1996). In addition, $140,000 was paid to a director as cash compensation for services as placement agent in connection with the November 1996 private placement. Also, the director received 30,500 warrants (see Note G).

     Also, the Company paid approximately $25,000, $15,000, $9,300 and $7,200 for the years ended December 31, 1996 and 1995, and the three months ended March 31, 1997 and 1996, respectively, as fees for accounting services, to a stockholder (approximately $65,000 and $74,300 for the period from inception to December 31, 1996 and March 31, 1997, respectively). Also during the year ended December 31, 1996, the Company repaid loans of approximately $247,000 from the net proceeds of the "IPO" to officers.

     Prior to June 1996, the Company's executive offices were located in office space leased by a company owned by an officer, founder and director of the Company on a rent-free basis.

NOTE K -- INCOME TAXES

     The Company has deferred start-up costs for income tax purposes and intends to elect to amortize such costs over a period of 60 months, under Section 195(b) of the Internal Revenue Code, when the Company commences operations.

     At December 31, 1996, the Company had net operating loss carryforwards of approximately $2,932,000 for income tax purposes expiring through 2011. Due to the merger of Skin Group with and into Ortec in July 1992, the net operating losses and other built-in deductions existing at that time are subject to annual limitations pursuant to Internal Revenue Code Section 382. The Company's ability to utilize net operating losses and other built-in deductions generated after that date may be limited in the future due to additional issuances of the Company's common stock or other changes in control, as defined in the Internal Revenue Code and related regulations.

     For financial statement purposes, a valuation allowance of approximately $3,623,000 and $2,473,000 at December 31, 1996 and 1995, respectively, has been recognized to offset entirely the deferred tax assets related to the Company's operating loss carryforwards and other temporary differences related to the deferral of start-up expenses for tax purposes, as the realization of such deferred tax assets is uncertain.

                           ORTEC INTERNATIONAL, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

                           DECEMBER 31, 1995 AND 1996
         (INFORMATION AS OF MARCH 31, 1997, FOR THE THREE MONTHS ENDED
  MARCH 31, 1996 AND 1997, AND FOR THE PERIOD FROM MARCH 12, 1991 (INCEPTION)
                        TO MARCH 31, 1997 IS UNAUDITED)

     Components of the Company's deferred tax asset are as follows:

                                                         DECEMBER 31,
                                                  ---------------------------      MARCH 31,
                                                     1995            1996            1997
                                                  -----------     -----------     -----------
    Net operating loss carryforwards............  $   955,000     $ 1,378,000     $ 1,483,000
    Deferral of start-up costs..................    1,518,000       2,245,000       2,554,000
                                                   ----------      ----------      ----------
                                                    2,473,000       3,623,000       4,037,000
    Valuation allowance.........................   (2,473,000)     (3,623,000)     (4,037,000)
                                                   ----------      ----------      ----------
    Net deferred tax asset......................  $        --     $        --     $        --
                                                   ==========      ==========      ==========

NOTE L -- FOREIGN OPERATIONS

     The Company has a laboratory in Sydney, Australia. Summary financial information for assets, liabilities and expenses are as follows:

                                                 YEAR ENDED DECEMBER      THREE MONTHS ENDED
                                                         31,                   MARCH 31,
                                                ---------------------     -------------------
                                                  1995         1996        1996        1997
                                                --------     --------     -------     -------
    Assets....................................  $ 95,000     $ 53,000     $10,000     $11,500
    Liabilities...............................    22,000        3,000         300       9,000
    Expenses..................................   115,000      180,000      33,000      58,000

     Expenses are net of foreign exchange losses of approximately $2,050, $2,590, $ 0 and $1,800 for the years ended December 31, 1996 and 1995, and the three months ended March 31, 1997 and 1996, respectively.

NOTE M -- FOURTH QUARTER ADJUSTMENTS

     During the fourth quarter of 1996, the Company recorded certain equity transactions that resulted in consulting ($125,000) and interest ($27,000) expenses being recorded in the amount of $152,000. These adjustments, or $.03 per share, related to previously issued quarterly data for the second quarter of 1996, which the Company has restated on Form 10-Q/A.

NOTE N -- FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107 ("SFAS No. 107"), "Fair Value of Financial Instruments," requires disclosure of the estimated fair value of an entity's financial instrument assets and liabilities. For the Company, financial instruments consist principally of cash and cash equivalents, marketable securities and loan payable.

     The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value.

  Cash and Cash Equivalents

     The carrying value reasonably approximates fair value because of the short maturity of those instruments.

  Marketable Securities

     Marketable securities consist principally of investments in United States Treasury Bills which mature in January 1998. The carrying value of these securities approximates fair value.

                           ORTEC INTERNATIONAL, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

                           DECEMBER 31, 1995 AND 1996
         (INFORMATION AS OF MARCH 31, 1997, FOR THE THREE MONTHS ENDED
  MARCH 31, 1996 AND 1997, AND FOR THE PERIOD FROM MARCH 12, 1991 (INCEPTION)
                        TO MARCH 31, 1997 IS UNAUDITED)

  Loan Payable

     Based on borrowing rates currently available to the Company for bank loans with similar terms and maturities, the carrying value of the Company's loan payable approximates the fair value.

NOTE O -- NEW ACCOUNTING PRONOUNCEMENT

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share," which is effective for financial statements for both interim and annual periods ending after December 15, 1997. Early adoption of the new standard is not permitted. The new standard eliminates primary and fully diluted earnings per share and requires presentation of basic and diluted earnings per share together with disclosure of how the per share amounts were computed. Basic earnings per share exclude dilution and are computed by dividing income available to common shareholders by the weighted-average common shares outstanding for the period. Diluted earnings per share reflect the weighted-average common shares outstanding plus the potential dilutive effect of securities or contracts which are convertible to common shares, such as options, warrants, and convertible preferred stock. The effect of adopting this new standard has not been determined.

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             ------------------------------------------------------
          ------------------------------------------------------
             ------------------------------------------------------

          ------------------------------------------------------
             ------------------------------------------------------
          ------------------------------------------------------
I,2          ------------------------------------------------------

     NO DEALER, SALESPERSON OR ANY
OTHER PERSON HAS BEEN AUTHORIZED TO
GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE
CONTAINED IN THIS PROSPECTUS, AND,
IF GIVEN OR MADE, SUCH INFORMATION
OR REPRESENTATIONS MUST NOT BE
RELIED ON AS HAVING BEEN AUTHORIZED
BY THE COMPANY. THIS PROSPECTUS DOES
NOT CONSTITUTE AN OFFER TO SELL OR A
SOLICITATION OF AN OFFER TO SELL OR
                               A SOLICITATION OF
                                                           ORTEC
AN OFFER TO BUY ANY SECURITY OTHER
                                THAN THE COMMON
                                                    INTERNATIONAL, INC.
STOCK OFFERED BY THIS PROSPECTUS, OR
AN OFFER TO SELL OR A SOLICITATION
OF AN OFFER TO BUY ANY SECURITY, BY
ANY PERSON IN ANY JURISDICTION IN
WHICH SUCH AN OFFER OR SOLICITATION
WOULD BE UNLAWFUL. NEITHER THE
DELIVERY OF THIS PROSPECTUS NOR ANY
SALE MADE HEREUNDER SHALL, UNDER ANY
CIRCUMSTANCES, IMPLY THAT THE
INFORMATION IN THIS PROSPECTUS IS
CORRECT AS OF ANY TIME SUBSEQUENT TO
THE DATE OF THIS PROSPECTUS.

--------------------------------------------------------------
                                                      1,323,856 SHARES
                                                      OF COMMON STOCK

         TABLE OF CONTENTS

                                        PAGE
                                       ------
Prospectus Summary.....................      2
Risk Factors...........................      5
Use of Proceeds........................      9
Capitalization.........................      9
Selected Financial Data................     10
Price Range of Common Stock and

         -----------------------------------------------------------------------

  Dividend Policy......................     11
Plan of Operation......................     12

                                                         PROSPECTUS

Business...............................     12

         -----------------------------------------------------------------------

Management.............................     20
Principal and Selling Shareholders.....     25
Executive Compensation.................     27
Certain Relationships and Related
  Transactions.........................     28
Description of Securities..............     29
Plan of Distribution...................     30
Shares Eligible for Future Sale........     30
Legal Matters..........................     31
Experts................................     31
Forward Looking Information May Prove
  Inaccurate...........................     31
Available Information..................     32
Glossary...............................     33
Index to Financial Statements..........    F-1

                                                                July 15, 1997